EXHIBIT 2.1
              __________________________________________________

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                  REFAC TECHNOLOGY DEVELOPMENT CORPORATION,

                        HFID ACQUISITION CORPORATION,

                    HUMAN FACTORS INDUSTRIAL DESIGN, INC.

                                     and

                 THE PRINCIPAL STOCKHOLDERS OF HUMAN FACTORS
                            INDUSTRIAL DESIGN, INC

                                 dated as of

                              November 25, 1997

              __________________________________________________


                                TABLE OF CONTENTS

          ARTICLE I THE MERGER  . . . . . . . . . . . . . . . . .    1

               1.1  The Merger  . . . . . . . . . . . . . . . . .    1
               1.2  Closing . . . . . . . . . . . . . . . . . . .    2
               1.3  Effective Time  . . . . . . . . . . . . . . .    2
               1.4  Certificate of Incorporation and By-Laws  . .    2
               1.5  Directors and Officers of the Surviving
                    Corporation . . . . . . . . . . . . . . . . .    2
               1.6  Operation of the Surviving Corporation  . . .    3
               1.7  Board Actions . . . . . . . . . . . . . . . .    3
               1.8  Stockholders' Meeting . . . . . . . . . . . .    4

          ARTICLE II  PURCHASE AND CONVERSION OF SECURITIES . . .    4

               2.1  Merger Consideration  . . . . . . . . . . . .    4
               2.2  Conversion of Shares  . . . . . . . . . . . .    6
               2.3  Exchange of Certificates  . . . . . . . . . .    7
               2.4  Payment of Cash Consideration . . . . . . . .    7
               2.5  Delivery of Promissory Note . . . . . . . . . .  8
               2.6  Subsequent Payment  . . . . . . . . . . . . . .  8
               2.7  Legend  . . . . . . . . . . . . . . . . . . . .  8

          ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
                    STOCKHOLDERS  . . . . . . . . . . . . . . . .    8

               3.1  Organization  . . . . . . . . . . . . . . . .    9
               3.2  Subsidiaries and Equity Investments;
                    Affiliates  . . . . . . . . . . . . . . . . .    9
               3.3  Capitalization  . . . . . . . . . . . . . . .    9
               3.4  Authorization; Validity of Agreement; HFID
                    Action  . . . . . . . . . . . . . . . . . . .   10
               3.5  Consents and Approvals; No Violations . . . .   11
               3.6  Financial Statements  . . . . . . . . . . . .   12
               3.7  Undisclosed Liabilities . . . . . . . . . . .   12
               3.8  Absence of Certain Changes or Events  . . . .   13
               3.9  Legal Proceedings . . . . . . . . . . . . . .   13
               3.10 Taxes and Tax Returns . . . . . . . . . . . .   14
               3.11 Licenses; Compliance with Applicable Law  . .   15
               3.12 Personal Property . . . . . . . . . . . . . .   15
               3.13 Real Property . . . . . . . . . . . . . . . .   16
               3.14 Work In Process . . . . . . . . . . . . . . .   16
               3.15 Insurance.  . . . . . . . . . . . . . . . . .   16
               3.16 ERISA; Benefit Plans. . . . . . . . . . . . .   17
               3.17 Certain Contracts . . . . . . . . . . . . . .   19
               3.18 Intellectual Property . . . . . . . . . . . .   20
               3.19 Customers and Suppliers . . . . . . . . . . .   21
               3.20 Arrangements with Directors, Officers and
                    Affiliates  . . . . . . . . . . . . . . . . .   21
               3.21 Receivables . . . . . . . . . . . . . . . . .   21
               3.22 Investment Intent . . . . . . . . . . . . . .   22
               3.23 Vote Required . . . . . . . . . . . . . . . .   22

          ARTICLE IV REPRESENTATIONS AND WARRANTIES OF REFAC  . .   22

               4.1  Organization  . . . . . . . . . . . . . . . .   22
               4.2  Capitalization  . . . . . . . . . . . . . . .   22
               4.3  Authorization; Validity of Agreement;
                    Necessary Action  . . . . . . . . . . . . . .   23
               4.4  Consents and Approvals; No Violations . . . .   24
               4.5  SEC Reports . . . . . . . . . . . . . . . . .   24
               4.6  Absence of Certain Changes or Events  . . . .   25
               4.7  Legal Proceedings . . . . . . . . . . . . . . . 25
               4.8  Arrangements with Directors, Officers and
                    Affiliates  . . . . . . . . . . . . . . . . . . 25

          ARTICLE V REPRESENTATIONS AND WARRANTIES OF MERGER SUB    26

               5.1  Organization  . . . . . . . . . . . . . . . .   26
               5.2  Capitalization  . . . . . . . . . . . . . . .   26
               5.3  Authorization; Validity of Agreement;
                    Necessary Action  . . . . . . . . . . . . . .   27
               5.4  Consents and Approvals; No Violations . . . .   27

          ARTICLE VI COVENANTS  . . . . . . . . . . . . . . . . .   28

               6.1  Interim Operations of HFID  . . . . . . . . .   28
               6.2  Consents and Approvals  . . . . . . . . . . .   29
               6.3  No Solicitation . . . . . . . . . . . . . . .   29
               6.4  Access to Information . . . . . . . . . . . .   30
               6.5  Brokers or Finders  . . . . . . . . . . . . .   30
               6.6  Key Man Insurance . . . . . . . . . . . . . .   30
               6.7  Agreement to Vote Shares  . . . . . . . . . .   30
               6.8  Employment Agreements and Stock Options . . .   31
               6.9  Confidentiality, Non-Competition, etc.  . . . . 31
               6.10 Bonuses . . . . . . . . . . . . . . . . . . . . 35
               6.11 REFAC Investment  . . . . . . . . . . . . . . . 35
               6.12 Aggregate Contingent Payment  . . . . . . . .   36
               6.13 Additional Agreements . . . . . . . . . . . .   37
               6.14 Publicity . . . . . . . . . . . . . . . . . .   37
               6.15 Notification of Certain Matters . . . . . . .   37
               6.16 Assignment  . . . . . . . . . . . . . . . . .   38

          ARTICLE VII CONDITIONS  . . . . . . . . . . . . . . . .   39

               7.1  Conditions to Each Party's Obligation to
                    Effect the Merger . . . . . . . . . . . . . .   40
               7.2  Conditions to REFAC's Obligations to Effect
                    the Merger  . . . . . . . . . . . . . . . . .   40
               7.3  Conditions to HFID's Obligations to Effect
                    the Merger  . . . . . . . . . . . . . . . . .   41

          ARTICLE VIII TERMINATION  . . . . . . . . . . . . . . .   42

               8.1  Termination . . . . . . . . . . . . . . . . .   42
               8.2  Effect of Termination . . . . . . . . . . . .   42

          ARTICLE IX  INDEMNIFICATION . . . . . . . . . . . . . . . 43

               9.1  Survival  . . . . . . . . . . . . . . . . . . . 43
               9.2  Indemnification by Principal Stockholders . . . 43
               9.3  Indemnification by REFAC  . . . . . . . . . . . 44
               9.4  Claims  . . . . . . . . . . . . . . . . . . . . 44
               9.5  Third-Party Claims; Assumption of Defense . . . 45
               9.6  Calculation of Losses . . . . . . . . . . . . . 46

          ARTICLE X MISCELLANEOUS . . . . . . . . . . . . . . . .   47

               10.1  Fees and Expenses  . . . . . . . . . . . . .   47
               10.2  Arbitration  . . . . . . . . . . . . . . . . . 47
               10.3  Amendment, Modification and Other Action.  .   47
               10.4  Notices  . . . . . . . . . . . . . . . . . .   49
               10.5  Interpretation . . . . . . . . . . . . . . .   49
               10.6  Counterparts . . . . . . . . . . . . . . . .   49
               10.7  Entire Agreement; No Third Party
                    Beneficiaries; Rights of Ownership  . . . . .   49
               10.8  Severability . . . . . . . . . . . . . . . .   49
               10.9  Governing Law  . . . . . . . . . . . . . . .   49


                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER (this
          "Agreement"), dated as of November 25, 1997, by and among REFAC Technology Development Corporation, a Delaware corporation ("REFAC"), HFID Acquisition Corporation, a New York corporation ("MERGER SUB"), Human Factors Industrial Design, Inc., a New York corporation ("HFID"), and each of Douglas M. Spranger, Werner R. Kamuf, Bert D. Heinzelman, and Paul J. Mulhauser (collectively, the "Principal Stockholders").

                    WHEREAS, the Board of Directors of REFAC, the Board of Directors of MERGER SUB and the Board of Directors of HFID have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of MERGER SUB by HFID and the merger of MERGER SUB with and into HFID upon the terms and subject to the conditions set forth herein; and

                    NOW, THEREFORE, in consideration of the
          foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I

                                  THE MERGER

                    Section 1.1 The Merger. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the New York Business Corporation Law (the "NYBCL"), at the Effective Time (as defined in
          Section 1.3), HFID and MERGER SUB shall consummate a merger (the "Merger") pursuant to which (i) MERGER SUB shall be merged with and into HFID and the separate corporate existence of MERGER SUB shall thereupon cease,
          (ii) HFID shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of New York, and (iii) all of the rights, privileges, immunities, powers and franchises of HFID and MERGER SUB shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of HFID and MERGER SUB shall become the obligations, duties, debts and liabilities of the Surviving Corporation.

                    (b)  Upon consummation of the Merger, HFID
          shall operate as a subsidiary of REFAC.

                    Section 1.2  Closing.  The closing of the
          Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

                    Section 1.3  Effective Time.  As soon as
          practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, MERGER SUB and HFID will cause a Certificate of Merger to be executed and filed on the Closing Date (or on such other date as REFAC and HFID may agree) with the Secretary of State of New York, as provided in the NYBCL. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

                    Section 1.4  Certificate of Incorporation and
          By-Laws.   At the Effective Time, the Certificate of
          Incorporation of HFID, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
          The By-Laws of HFID, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law. The Merger shall have the effects specified in the NYBCL. The parties hereto agree that as soon as practicable after the Effective Time, the Certificate of Incorporation and By-Laws shall be revised as necessary to effect the provisions hereof.

                    Section 1.5  Directors and Officers of the
          Surviving Corporation. (a) The directors of the Surviving Corporation from and after the Effective Time shall be Robert L. Tuchman, Douglas M. Spranger, Bert D. Heinzelman, Paul J. Mulhauser and Werner R. Kamuf, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                    (b) The officers of the Surviving Corporation from and after the Effective Time shall be Douglas M. Spranger, as President, Bert D. Heinzelman, as Vice President, Paul J. Mulhauser, as Vice President, and Werner R. Kamuf, as Secretary and Treasurer, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                    (c) At the Effective Time, REFAC shall cause
          Douglas M. Spranger to be appointed a Director of REFAC.

                    Section 1.6  Operation of the Surviving
          Corporation. (a) REFAC, as sole stockholder of the Surviving Corporation, shall use reasonable efforts to cause the business and operations of the Surviving Corporation to be conducted in a manner consistent with past practice of HFID.

                    (b) The Principal Stockholders, as officers and directors of the Surviving Corporation, shall, except as expressly contemplated by this Agreement, the Employment Agreements, or as agreed in writing by REFAC, conduct the business of the Surviving Corporation after the Effective Time in a manner consistent with past practice of HFID.

                    Section 1.7 Board Actions. (a) HFID hereby approves of and consents to the Merger and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of the Agreement and the Merger is fair and in the best interests of the holders of the capital stock of HFID;(ii) approved this Agreement and the transactions contemplated hereby, including the Merger; and (iii) resolved to recommend that the stockholders of HFID approve and adopt this Agreement and the Merger.

                    (b) MERGER SUB hereby approves of and consents to the Merger and represents that its Board of Directors, at a meeting duly called and held has (i) unanimously determined that each of the Agreement and the Merger are fair and in the best interest of the holders of the capital stock of MERGER SUB and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

                    (c) REFAC hereby approves of and consents to the Merger and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of the Agreement and the Merger are fair and in the best interests of the holders of the capital stock of REFAC; and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

                    Section 1.8  Stockholders' Meeting.  If
          required by applicable law in order to consummate the Merger, HFID shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders and submit this Agreement and the Merger to vote of HFID's stockholders for their adoption and approval as promptly as possible following the execution and delivery of this Agreement.

                                  ARTICLE II

                    PURCHASE AND CONVERSION OF SECURITIES

                    Section 2.1 Merger Consideration. (a) Upon the terms and subject to the conditions set forth in this Agreement, in exchange for the aggregate shares issued and outstanding of the common stock, without par value, of HFID (the "HFID Common Stock"), REFAC shall pay to the stockholders (the "Stockholders") of HFID aggregate consideration (the "Aggregate Merger Consideration") of
          (A) $6,000,000 consisting of (i) the dollar value of the "Aggregate Stock Consideration," which is 119,378.74 shares of the common stock, par value $.01 per share (the "REFAC Common Stock"), times the Average Daily Closing Price and the (ii) "Aggregate Cash Consideration," which is an amount in cash equal to $4,500,000, plus (B) the Aggregate Dividend Payments, if any, plus (C) the Aggregate Contingent Payments. An aggregate of 12,000 shares shall be payable with respect to the Aggregate Stock Consideration as soon as possible after the Effective Time and $450,000 of the Aggregate Cash Consideration shall be payable at the Effective Time (the "Initial Payment Date"). An aggregate of 107,374 shares shall be payable with respect to the Aggregate Stock Consideration on January 5, 1998 (the "Subsequent Payment Date"), and an aggregate of $4,050,000 of the Aggregate Cash Consideration shall be payable on the Subsequent Payment Date, pursuant to the procedures set forth in
          Section 2.7. The Aggregate Dividend Payments shall be payable on the Subsequent Payment Date. Cash shall be payable in lieu of fractional shares.

                    (b) Each holder of HFID Common Stock shall receive the number of shares and the cash payments set forth below:

          Initial Payment Date Payments

                                   Stock               Cash
          Stockholder         Consideration       Consideration

          Douglas M. Spranger     3,600              $135,000
          Bert D. Heinzelman      2,400               $90,000
          Paul J. Mulhauser       2,400               $90,000
          Werner R. Kamuf         2,100               $78,750
          Christopher J. Brooks     600               $22,500
          Karl D. Kirk, III         600               $22,500
          Donald R. Lamond          300               $11,250

          Subsequent Payment Date Payments

                                   Stock               Cash
          Stockholder         Consideration       Consideration

          Douglas M. Spranger    32,213            $1,215,000
          Bert D. Heinzelman     21,475              $810,000
          Paul J. Mulhauser      21,475              $810,000
          Werner R. Kamuf        18,791              $708,750
          Christopher J. Brooks   5,368              $202,500
          Karl D. Kirk, III       5,368              $202,500
          Donald R. Lamond        2,684              $101,250

                    References herein to the "Merger
          Consideration," the "Stock Consideration," the "Cash Consideration," the "Dividend Payment" and the "Contingent Payment" shall refer, with respect to any HFID stockholder, to the pro rata portion per share of the Aggregate Merger Consideration, the Aggregate Stock Consideration, the Aggregate Cash Consideration, the Aggregate Dividend Payments and the Aggregate Contingent Payments, respectively, set forth above.

                    (c) The "Average Daily Closing Price" shall be the average of the daily closing prices per share reported on the American Stock Exchange from the period beginning September 17, 1997 to November 24, 1997, which is 12.565051.

                    (d) The "Aggregate Contingent Payment" shall be the payment, if any, payable pursuant to Section 6.12.

                    (e) The "Aggregate Dividend Payment" shall be the product of (i) the amount of any dividend per share of REFAC Common Stock for which the record date falls from and including the date of this Agreement and up to and including the Subsequent Payment Date and (ii) the portion of shares of the Aggregate Stock Consideration that is paid on the Subsequent Payment Date.

                    (f) Notwithstanding the foregoing, (i) if the Average Daily Closing Price is less than $7.00, REFAC shall have the right, or (ii) if the Average Daily Closing Price is greater than $14.00, the Principal Stockholders shall have the right to require REFAC, to increase the Cash Consideration by the amount otherwise payable as the Stock Consideration, and such increased Cash Consideration for each share of HFID Common Stock held by any stockholder of HFID Common Stock.

                    Section 2.2  Conversion of Shares.   As of the
          Effective Time, by virtue of the Merger and without any action on the part of REFAC, HFID, the holders of HFID Common Stock, or the holders of REFAC Common Stock:

                    (a) Each issued and outstanding share of HFID
          Common Stock shall be converted into the right to receive the Merger Consideration.

                    (b) All shares of HFID Common Stock that are owned by HFID shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                    (c)  Each share of REFAC Common Stock issued
          and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of REFAC Common Stock of the Surviving Corporation and shall not be affected by the Merger.

                    (d) All of the shares of HFID Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a "Certificate") previously representing such shares of HFID Common Stock shall thereafter represent the right to receive (i) a certificate or certificates representing the number of whole shares of REFAC Common Stock payable as the Stock Consideration, (ii) cash in lieu of fractional shares into which the shares of HFID Common Stock represented by such Certificate would have been converted as part of the Stock Consideration and (iii) the Cash Consideration.

                    (e)  At the Effective Time, each share of
          common stock, par value $.01 per share, of MERGER SUB issued and outstanding immediately prior to the Effective Time shall be converted into two shares of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of REFAC.

                    Section 2.3  Exchange of Certificates.  (a)
          As soon as possible after the Effective Time, upon surrender by each holder of record of a Certificate or Certificates representing HFID Common Stock that upon the Effective Time was converted pursuant to Section 2.2 into the right to receive the Merger Consideration, REFAC shall issue to each such holder of record of Certificates a certificate or certificates representing ten percent (10%) of the Stock Consideration, and the Certificates so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate, so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other non-income taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this
          Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this
          Section 2.3.

                    (b)  Transfer Books; No Further Ownership
          Rights in the Shares. At the Effective Time, the stock transfer books of HFID shall be closed and thereafter there shall be no further registration of transfers of shares of HFID Common Stock on the records of HFID. From and after the Effective Time, the holders of Certificates evidencing ownership of the HFID Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such HFID Common Stock, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to MERGER SUB for any reason, they shall be cancelled and exchanged as provided in this Article II.

                    Section 2.4 Payment of Cash Consideration. As soon as possible after the Effective Time, and, in any event, no later than the end of the same business day if the Effective Time occurs prior to 2:00 p.m., or the immediately following business day if the Effective Time occurs after 2:00 p.m., REFAC will pay, to each record holder of HFID Common Stock, 10% of the Cash Consideration in immediately available funds by wire transfer to an account designated by such record holder at least two business days prior to the Effective Time.

                    Section 2.5 Delivery of Promissory Note. As soon as possible after the Effective Time, REFAC shall deliver to each of the Principal Stockholders a promissory note (each, a "Promissory Note"), in substantially the form set forth in Exhibit A hereto, for ninety percent (90%) of the Cash Consideration, duly executed by REFAC and dated the date of the Effective Time.

                    Section 2.6 Subsequent Payment. No later than 10:00 a.m. on January 5, 1998, the Exchange Agent shall issue to each holder of record of Certificates as of the Effective Time (i) a certificate or certificates representing ninety percent (90%) of the Stock Consideration, (ii) cash payable in lieu of fractional shares and (iii) cash payable pursuant to the Promissory Notes.

                    Section 2.7  Legend.   On each certificate
          representing shares of common stock of the Surviving Corporation, as well as in the stock ledger of the Surviving Corporation, the following legend shall conspicuously appear:

                    "NO REGISTRATION OF TRANSFER OF THE COMMON
                    STOCK WILL BE MADE ON THE BOOKS OF HUMAN
                    FACTORS/INDUSTRIAL DESIGN, INC. UNLESS SUCH
                    TRANSFER IS MADE PURSUANT TO AN EFFECTIVE
                    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO AN EXEMPTION FROM APPLICABLE FEDERAL, STATE AND FOREIGN REGISTRATION REQUIREMENTS."

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE
                            PRINCIPAL STOCKHOLDERS

                    Each Principal Stockholder hereby (i) with respect to the Section 3.4(b), Section 3.4(c) and Section 3.22, individually represents and warrants and (ii) with respect to the remainder of this Article III, severally and not jointly, represents and warrants to REFAC as of the date of this Agreement and as of the Effective Time (such representations and warranties being remade at the Effective Time) as follows, and acknowledges and confirms that REFAC is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

                    Section 3.1  Organization.  HFID is a
          corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on HFID. As used in this Agreement, any reference to any state of facts, event or effect being material or having a "Material Adverse Effect" on or with respect to HFID means such state of facts, event or effect is materially adverse to the financial condition, businesses or results of operations of HFID. HFID is not qualified or licensed to do business and is not required to be qualified or licensed to do business in any jurisdiction outside of the State of New York. HFID has heretofore delivered to REFAC complete and correct copies of the Certificate of Incorporation and By-Laws of HFID as currently in effect.

                    Section 3.2  Subsidiaries and Equity
          Investments; Affiliates. HFID does not own or have any agreement, oral or written, to acquire at any time by any means, directly or indirectly, any interest or investment in any corporation, partnership, joint venture or other business association or entity.

                    Section 3.3  Capitalization.  (a)  The
          authorized capital stock of HFID consists of 200 shares of common stock. As of the date hereof, 200 shares of common stock are issued and outstanding and no shares of common stock are held in the treasury of HFID. All of the outstanding shares of HFID's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of HFID issued and outstanding. Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of HFID authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of HFID, obligating HFID to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of HFID or securities convertible into or exchangeable for such shares or equity interests, or obligating HFID to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, except that the shareholders of HFID have preemptive rights and, pursuant to a termination agreement by each of the Principal Stockholders and Donald R. Lamond, Christopher J. Brooks and Karl D. Kirk (the "Other Stockholders"), to be entered into in connection herewith, shall confirm their waiver of such rights with respect to prior issuances of HFID Common Stock.

                    (b)  Except for the Shareholders Agreement,
          effective as of January 2, 1996, among HFID, the Principal Stockholders, and the other HFID stockholders parties thereto, there are no stockholders agreements, voting trusts or other agreements or understandings to which HFID is a party with respect to the voting of the capital stock of HFID.

                    (c) HFID is not required to redeem, repurchase or otherwise acquire shares of capital stock of HFID as a result of the transactions contemplated by this Agreement.

                    Section 3.4  Authorization; Validity of
          Agreement; HFID Action. (a) HFID has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by HFID of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of HFID and, except for obtaining the approval of its stockholders as contemplated by Section
          1.8 or as otherwise required by the NYBCL, no other corporation action on the part of HFID is necessary to authorize the execution and delivery by HFID of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by HFID and, assuming due and valid authorization, execution and delivery hereof by REFAC and the Principal Stockholders, is a valid and binding obligation of HFID enforceable against HFID in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws generally affect the rights of creditors and general principals of equity.

                    (b) Such Principal Stockholder has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Principal Stockholder and, assuming due and valid authorization, execution and delivery hereof by REFAC and HFID, is a valid and binding obligation of such Principal Stockholder enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws generally affect the rights of creditors and general principles of equity.

                    (c) Such Principal Stockholder has good, valid and marketable title to the shares of HFID Common Stock he is selling pursuant hereto, free and clear of any lien, charge, security interest, pledge, mortgage, encumbrance, claim, option, limitation or restriction of any kind (collectively, "Liens") thereto other than pursuant to this Agreement.

                    Section 3.5  Consents and Approvals; No
          Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NYBCL, neither the execution, delivery or performance of this Agreement by HFID and such Principal Stockholder nor the consummation by HFID and such Principal Stockholder of the transactions contemplated hereby nor compliance by HFID or such Principal Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws of HFID, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (iii) except as set forth in Schedule 3.5, (either alone or upon the occurrence of any additional acts or events) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which HFID is a party or by which it or any of its properties or assets may be bound or result in the creation of any Lien or
          (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HFID or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on HFID, and which will not materially impair the ability of HFID or such Principal Stockholder to consummate the transactions contemplated hereby.

                    Section 3.6  Financial Statements.  HFID has
          previously furnished to REFAC copies, certified by the chief financial officer and chief executive officer of HFID, of (i) unaudited balance sheets of HFID as of December 31, 1996, December 31, 1995 and December 31, 1994, (ii) the related unaudited statements of operations, changes in stockholders' equity and cash flows of HFID for the fiscal periods then ended, and
          (iii) the unaudited balance sheets of HFID as of September 30, 1997 and the related unaudited statements of operations and changes in stockholders' equity of HFID for the period ended September 30, 1997 (collectively, the "September Financial Statements"). Each of the balance sheets included in the financial statements referred to in this Section 3.6 (including the related notes thereto) presents fairly the financial position of HFID as of their respective dates, and the other related statements included therein (including the related notes thereto) present fairly the results of operations, changes in financial position and cash flows for the periods then ended, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise noted therein or in the notes thereto and subject, in the case of the September Financial Statements, to normal year-end adjustments and the absence of certain footnote disclosures. All such financial statements are or will be complete in all material respects and have been prepared from, and are in accordance with, the books of account and records of HFID. Since January 1, 1996, HFID has not made any change in its accounting practices or policies applied in the preparation of its financial statements.

                    Section 3.7 Undisclosed Liabilities. Except as set forth in Schedule 3.7, HFID has no liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by GAAP to be reflected in a corporate balance sheet or disclosed in the notes thereto, except for those that either (i) are accrued or reserved against in the HFID Balance Sheet or disclosed in the notes thereto in accordance with GAAP or (ii) were incurred in the ordinary course of business consistent with past practice, whether before or after the date of the HFID Balance Sheet. HFID is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any person, except for those that are accrued or reserved against in the HFID Balance Sheet or disclosed in the notes thereto in accordance with GAAP.

                    Section 3.8 Absence of Certain Changes or
          Events. Except as set forth in Schedule 3.8, since December 31, 1996, there has not been: (i) any Material Adverse Effect on HFID; (ii) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect on HFID; (iii) (A) any increase in the rate or terms of compensation or other benefits payable or to become payable by HFID to its key employees (other than the Principal Stockholders), except increases occurring in the ordinary course of business consistent with past practice; or (B) any grant of severance or termination pay, or contract by HFID to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses for 1996, or
          (C) any strike, work stoppage, slowdown, or other material labor disturbance at HFID; (iv) any entry into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing) by HFID, which is material to HFID, except agreements, commitments or transactions in the ordinary course of business consistent with past practice or as contemplated herein; or (v) any change by HFID in its accounting methods, principles or practices except as required by GAAP.

                    Section 3.9 Legal Proceedings. (a) As of the date hereof, except as set forth in Schedule 3.9, HFID is not a party to any, and there are no pending or threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HFID or challenging the validity or propriety of the transactions contemplated by this Agreement as to any of which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on HFID.

                    (b) There is no injunction, order, judgment or decree imposed upon HFID or the assets of HFID which has had, or might reasonably be expected to have, a Material Adverse Effect on HFID.

                    Section 3.10 Taxes and Tax Returns. (a) HFID has duly filed all material federal, state, county, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all respects) and has duly paid or made provision for (in accordance with GAAP) the payment of all Taxes (as defined in Section 3.10(c)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date hereof, including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls. The federal income tax returns of HFID have been examined by the Internal Revenue Service (the "IRS") for taxable years through December 31, 1995, and either no deficiencies were asserted as a result of such examination for which HFID does not have adequate reserves (in accordance with GAAP) or all such deficiencies were satisfied. Except as set forth on Schedule 3.10 (a), there are no examinations pending, disputes pending, or claims asserted in writing for, Taxes or assessments upon HFID, nor has HFID been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by HFID from its employees for all periods prior to the date hereof in compliance in all respects with the tax withholding provisions of applicable federal, state and local laws,
          (ii) federal, state, county and local returns which are accurate and complete in all respects have been filed by HFID for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by HFID in its financial statements as of September 30, and (iv) there are no Tax liens upon any property or assets of HFID except liens for current taxes not yet due. HFID has not been required to include in income any adjustment pursuant to
          Section 481 of the Code by reason of a voluntary change in accounting method initiated by HFID (except as may be required in connection with this transaction), and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or is reasonably likely to have a material adverse effect on HFID. Except as set forth in the financial statements described in Section 3.5, HFID has not entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on HFID.

                    (b) HFID is not a party to any tax allocation or sharing agreement and has never been a member of an affiliated group filing a consolidated federal income tax return and does not have any liability for taxes of any person (other than HFID) under Treasury regulation
          Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

                    (c) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including without limitation estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

                    Section 3.11  Licenses; Compliance with
          Applicable Law. HFID holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to HFID, except in each case where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on HFID, and HFID does not know of, and has not received notice of, any material violations of any of the above.

                    Section 3.12 Personal Property. Schedule 3.12 sets forth as of the date of this Agreement a complete and correct list of each item of machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by HFID having an original purchase cost or aggregate lease cost to HFID exceeding $25,000 (the "Machinery and Equipment"). Except as set forth on
          Schedule 3.12, HFID owns outright and has good, valid and marketable title, free and clear of any Lien, to the Machinery and Equipment as owned by it and to all the machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the HFID Balance Sheet and all such property acquired since the date thereof, except for sales and dispositions in the ordinary course of business consistent with past practice since the date of the HFID Balance Sheet, except to the extent that any such failure to have good title would not, in the aggregate with any and all such failures, reasonably be expected to have a Material Adverse Effect on HFID. None of the Liens listed on Schedule 3.12 has, or can reasonably be expected to have, a Material Adverse Effect on HFID. Except as set forth in Schedule 3.12, HFID holds good and transferable leaseholds in all of the Machinery and Equipment as leased by it, in each case under valid and enforceable leases. HFID does not hold any personal property of any other person, firm or corporation pursuant to any consignment or similar arrangement.

                    Section 3.13  Real Property.  Schedule 3.13
          lists, as of the date of this Agreement, all leases under which HFID is a lessee or lessor. Except for the property used pursuant to the leases listed on Schedule 3.13, HFID does not own or use any real property. The leases listed on Schedule 3.13 are valid, binding and enforceable obligations of HFID in accordance with their terms, are in full force and effect, there are no existing defaults by HFID thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default thereunder.

                    Section 3.14  Work In Process.  All work for
          work in progress as of September 30, 1997 is billed monthly on a time and materials basis and is fairly reflected in the September Financial Statements, including all appropriate reserves, on a basis consistent with prior periods.

                    Section 3.15 Insurance. All policies of fire, liability, workmen's compensation and other forms of insurance owned or held by and insuring HFID are listed on Schedule 3.15. Except as set forth in Schedule 3.15, all policies of fire, liability, workmen's compensation and other forms of insurance owned or held by and insuring HFID are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Other than as set forth on Schedule 3.15, such policies are valid, outstanding and enforceable policies and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as described in
          Schedule 3.15, as of the date of this Agreement HFID has not been refused any insurance with respect to its assets or operations nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years. HFID has heretofore made available to REFAC true and complete copies of all such policies.

                    Section 3.16  ERISA; Benefit Plans. (a)
          Schedule 3.16(a) contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase and deferred compensation plans or arrangements, termination or severance pay plan, each employment termination or severance program, agreement or arrangement, and other employee fringe benefit plans (all the foregoing being herein referred to as "Benefit Plans"), in each case, which has been established, maintained, or contributed to, or required to be contributed to, by HFID for the benefit of, or relating to, any employees or former employees of HFID. HFID has delivered to REFAC true, complete and correct copies of
          (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof), (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the latest actuarial evaluations,
          (iv) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), including Schedule A and Schedule B thereto, (v) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required and (vi) each trust agreement and group annuity contract relating to any Benefit Plan. HFID has no commitment, whether legally binding or otherwise, to create any additional employee benefit plan or modify or change any existing Benefit Plan that would affect any employee or former employee of HFID.

                    (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). Except as disclosed in Schedule 3.16(b), there are no pending or threatened investigations by any governmental agency, termination proceedings or other claims (except for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could reasonably give rise to any material liability and no facts exist that could reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                    (c) Except as disclosed in Schedule 3.16(c), all contributions to, and payments from, the Benefit
          Plans that may have been required to be made in accordance with the Benefit Plans have been timely made.

                    (d) HFID does not contribute to, and has never contributed to, a Pension Plan that is or was subject to
          Section 302 of ERISA or Section 412 of the Code.

                    (e) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in
          Schedule 3.16(e), (i) no such Benefit Plan is funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, and (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code. No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of HFID for periods extending beyond their retirement or other termination of service, other than (x) coverage mandated by applicable law, (y) death benefits under any Pension Plan or (z) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

                    (f) Schedule 3.16 (f) lists each Benefit Plan that contains "change in control" or similar provisions or that provides for "stay-on" bonuses or severance payments in connection with a "change in control" or similar situation (each, a "Change of Control Arrangement"). No Change of Control Arrangement individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                    Section 3.17 Certain Contracts. (a) Except as set forth in Schedule 3.17(a)(i), HFID is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, executive officers, key employees or material consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from REFAC, MERGER SUB, the Surviving Corporation, or any of their respective subsidiaries to any officer or employee thereof, (iii) which contains any material non-compete provisions with respect to any line of business or geographic area in which business is conducted with respect to HFID or which restricts the conduct of any line of business by HFID or any geographic area in which HFID may conduct business, in each case in any material respect, (iv) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which HFID is a party or by which it or any of its properties or assets may be bound or result in the creation of any Lien or (v) with or to a labor union or guild (including any collective bargaining agreement),
          (vi) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (vii) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

                    (b)  Schedule 3.17 (b) lists all agreements,
          written or oral, of HFID with a value greater than $5,000 other than customer contracts in accordance with the normal course of HFID's business. Each contract, arrangement, commitment or understanding of the type described in this Section 3.17 is referred to herein as an "HFID Contract," and HFID does not know of and has received no notice of, any violation of the above by any of the other parties thereto (except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on HFID).

                    (c) (i) Each HFID Contract is valid and binding on HFID and in full force and effect, (ii) HFID has in all material respects performed all obligations required to be performed by it to date under each HFID Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on HFID, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a breach or default on the part of HFID under any such HFID Contract, except where such breaches or defaults, individually or in the aggregate, would not have a Material Adverse Effect on HFID.

                    Section 3.18  Intellectual Property.  Schedule
          3.18 sets forth a true and complete list of all material patents, trademarks (registered or unregistered), trade names (registered or unregistered), service marks (registered or unregistered), registered copyrights and computer software applications (excluding noncritical, uncustomized shrink-wrap or off-the-shelf software) owned or used by or licensed to HFID, and all license agreements related thereto to which HFID is a party (collectively, the "Intellectual Property"), and, with respect to trademarks, contains a list of all jurisdictions in which such trademarks are registered or applied for by HFID and all corresponding registration and application numbers. Except as disclosed on Schedule
          3.18 or as provided in any agreement listed on Schedule 3.18, HFID owns or has the right to use, without payment to any other party, the Intellectual Property used in or necessary for the conduct of its business and the consummation of the transactions contemplated hereby will not, by itself, materially alter or impair any such rights. Except as disclosed on Schedule 3.18, all Intellectual Property owned or used by HFID is free and clear of all Liens arising through actions of HFID. Except as disclosed on Schedule 3.18, no material claims or other proceedings are pending or threatened against HFID by any third party person or entity with respect to the ownership, validity, enforceability or the right to use any Intellectual Property.

                    Section 3.19  Customers and Suppliers.  (a)
          Schedule 3.19 sets forth a complete and correct list of the ten largest customers by dollar volume for 1996 and 1997 (to September 30, 1997). Except as disclosed in
          Schedule 3.19, since January 1, 1996, HFID has not at any time received from any customer any formal notice or written allegation of a default or breach with respect to any work performed and none of such customers has delivered any formal notice stating its intention to terminate or change significantly its relationship with HFID or to hold HFID accountable for any damages sustained as a result of any work performed by HFID.

                    (b)  HFID is not dependent upon any supplier
          for the services or materials that it requires in its business. Its largest supplier in terms of annual purchases is Dynacept, a model maker, and there are ample alternative sources of supply for such services.

                    Section 3.20  Arrangements with Directors,
          Officers and Affiliates. Except for the agreements and other arrangements disclosed in Schedule 3.20 (the "Affiliate Arrangements"), as of the date hereof, there are no agreements or other arrangements between HFID, on the one hand, and any director, officer, employee, stockholder or other affiliate, as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), of HFID on the other hand, including, without limitation, management agreements and loans to or by HFID from or to any of such persons. Except as disclosed in Schedule 3.20, since January 1, 1997, none of the officers or directors of HFID, or, to the best knowledge of, and after due inquiry by, the Principal Stockholders, any spouse or immediate relative of any of such persons, has been a director or officer of, or has had any direct interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of HFID or has competed with or been engaged in any business of the kind being conducted by HFID. Except as disclosed in Schedule 3.20, no affiliate of HFID owns or has any rights in or to any of the assets, properties or rights used by HFID in its ordinary course of business.

                    Section 3.21  Receivables.  All accounts
          receivable, notes receivable and other receivables arising from the operation of HFID's business have arisen from bona fide transactions in the ordinary course of business.

                    Section 3.22 Investment Intent. The shares of REFAC Common Stock will be acquired hereunder by each Principal Stockholder without registration under the Securities Act solely for the account of such Principal Stockholder and its specified designees, for investment, and not with a view to the resale or distribution thereof.

                    Section 3.23 Vote Required. The affirmative vote of the holders of sixty-seven and one-half percent of the holders of the HFID Common Stock are the only votes of the holders of any class or series of HFID's capital stock necessary to approve this Agreement and the transactions contemplated hereby, subject to any other vote which may be required by the NYBCL.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF REFAC

                    REFAC represents and warrants to HFID and the Principal Stockholders as follows:

                    Section 4.1  Organization.  REFAC is a
          corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on REFAC. REFAC is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on REFAC.

                    Section 4.2 Capitalization. (a) Information concerning the capitalization of REFAC, including its authorized capital stock, the number of shares issued and outstanding, and the number of shares of treasury stock, has previously been furnished to HFID in REFAC's annual report for 1996. As of the date hereof, 3,634,387 shares of REFAC Common Stock are issued and outstanding and 1,775,000 shares of REFAC Common Stock are held in the treasury of REFAC. All of the outstanding shares of REFAC's capital stock are, and shares of REFAC's which may be issued pursuant to the exercise of outstanding employee stock options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of REFAC issued and outstanding. Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of REFAC authorized, issued or outstanding and (ii) except for warrants to purchase 200,000 shares of REFAC Common Stock for $8.25 per share of REFAC Common Stock issued to Palisade Capital Corporation, there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of REFAC, obligating REFAC to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of REFAC or securities convertible into or exchangeable for such shares or equity interests, or obligating REFAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

                    (b)  There are no stockholders agreements,
          voting trusts or other agreements or understandings to which REFAC is a party with respect to the voting of the capital stock of REFAC.

                    (c)  REFAC is not required to redeem,
          repurchase or otherwise acquire shares of capital stock of REFAC as a result of the transactions contemplated by this Agreement.

                    (d)  No dividend has been declared by REFAC
          which is unpaid as of the date of this Agreement.

                    Section 4.3  Authorization; Validity of
          Agreement; Necessary Action. REFAC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by REFAC and the consummation by REFAC of the transactions contemplated hereby, have been duly authorized by the Board of Directors of REFAC and no other corporate action on the part of REFAC is necessary to authorize the execution and delivery by REFAC and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by REFAC, and, assuming due and valid authorization, execution and delivery hereof by HFID and the Principal Stockholders, is a valid and binding obligation of REFAC, enforceable against it in accordance with its terms except as such enforcement may be limited by bankruptcy and other laws generally affect the rights of creditors and general principals of equity.

                    Section 4.4  Consents and Approvals; No
          Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NYBCL, neither the execution, delivery or performance of this Agreement by REFAC nor the consummation by REFAC of the transactions contemplated hereby nor compliance by REFAC with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of REFAC, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which REFAC is a party or by which any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to REFAC or any of its properties or assets, excluding from the foregoing clauses (ii),
          (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on REFAC and which will not materially impair the ability of REFAC to consummate the transactions contemplated hereby.

                    Section 4.5  SEC Reports.  REFAC has filed,
          pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) (the "SEC Documents") required to be filed with respect to the business and operations of REFAC under each of the Securities Act and the Exchange Act, and the respective rules and regulations thereunder, and all of the SEC Documents complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed. At the respective dates they were filed, none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of REFAC included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied throughout the period involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position, results of operations and cash flows of REFAC as of the dates or for the periods indicated therein, subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of certain footnote disclosures.

                    Section 4.6 Absence of Certain Changes or
          Events.  Except as set forth in Schedule 4.6, since
          December 31, 1996, there has not been any Material
          Adverse Effect on REFAC.

                    Section 4.7 Legal Proceedings. (a) As of the date hereof, except as set forth in the SEC Documents, REFAC is not a party to any, and there are no pending or, to the best of REFAC's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against REFAC or challenging the validity or propriety of the transactions contemplated by this Agreement as to any of which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on REFAC.

                    (b) There is no injunction, order, judgment or decree imposed upon REFAC or the assets of REFAC which has had, or might reasonably be expected to have, a Material Adverse Effect on REFAC.

                    Section 4.8  Arrangements with Directors,
          Officers and Affiliates. Except as disclosed in the SEC Documents, as of the date hereof, there are no agreements or other arrangements between REFAC, on the one hand, and any director, officer, employee, stockholder or other affiliate, as defined in Rule 405 under the Securities Act, of REFAC, on the other hand, including, without limitation, management agreements and loans to or by REFAC from or to any of such persons. Except as disclosed in the SEC Reports, since January 1, 1997, none of the officers or directors of REFAC, or, to the best knowledge of, and after due inquiry by, REFAC, any spouse or immediate relative of any of such persons, has been a director or officer of, or has had any direct interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of REFAC or has competed with or been engaged in any business of the kind being conducted by REFAC. Except as disclosed in the SEC Reports, no affiliate of REFAC owns or has any rights in or to any of the assets, properties or rights used by REFAC in its ordinary course of business.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB

                    MERGER SUB represents and warrants to HFID and the Principal Stockholders as follows:

                    Section 5.1  Organization.  MERGER SUB is a
          corporation duly organized, validly existing and in good standing under the laws of New York and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on MERGER SUB. MERGER SUB is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on MERGER SUB.

                    Section 5.2  Capitalization.  (a)  The
          authorized capital stock of MERGER SUB consists of 100 shares of common stock. As of the date hereof, 100 shares of common stock are issued and outstanding and no shares of common stock are held in the treasury of MERGER SUB. All of the outstanding shares of MERGER SUB's capital stock are duly authorized, validly issued, fully paid and non-assessable, and are owned beneficially and of record by REFAC. There is no Voting Debt of MERGER SUB issued and outstanding. Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of MERGER SUB authorized, issued or outstanding and
          (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of MERGER SUB, obligating HFID to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of MERGER SUB or securities convertible into or exchangeable for such shares or equity interests, or obligating MERGER SUB to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

                    (b)  There are no stockholders agreements,
          voting trusts or other agreements or understandings to which MERGER SUB is a party with respect to the voting of the capital stock of MERGER SUB.

                    (c)  MERGER SUB is not required to redeem,
          repurchase or otherwise acquire shares of capital stock of MERGER SUB as a result of the transactions contemplated by this Agreement.

                    Section 5.3  Authorization; Validity of
          Agreement; Necessary Action. MERGER SUB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by MERGER SUB and the consummation by MERGER SUB of the transactions contemplated hereby, have been duly authorized by the Board of Directors of MERGER SUB and no other corporate action on the part of MERGER SUB is necessary to authorize the execution and delivery by MERGER SUB and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by MERGER SUB, and, assuming due and valid authorization, execution and delivery hereof by HFID, REFAC and the Principal Stockholders, is a valid and binding obligation of MERGER SUB, enforceable against it in accordance with its terms except as such enforcement may be limited by bankruptcy and other laws generally affect the rights of creditors and general principals of equity.

                    Section 5.4  Consents and Approvals; No
          Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NYBCL, neither the execution, delivery or performance of this Agreement by MERGER SUB nor the consummation by MERGER SUB of the transactions contemplated hereby nor compliance by MERGER SUB with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of MERGER SUB, or (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity.


                                  ARTICLE VI

                                  COVENANTS

                    Section 6.1 Interim Operations of HFID. (a) Except as expressly contemplated by this Agreement or as agreed in writing by REFAC, after the date hereof and prior to the Effective Time, (i) the business of HFID shall be conducted only in the ordinary and usual course consistent with past practice, (ii) HFID and the Principal Stockholders shall use all commercially reasonable efforts to preserve intact its present business organization and personnel, (iii) HFID and the Principal Stockholders shall use all commercially reasonable efforts to preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the business of HFID, (iv) HFID and the Principal Stockholders shall use all commercially reasonable efforts to not permit any action or omission that would cause any of the representations or warranties of HFID or the Principal Stockholders contained herein to become inaccurate, or any of the covenants of HFID or the Principal Stockholders to be breached.

                    (b) HFID will not, directly or indirectly, (i) issue any shares of capital stock (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify the outstanding shares of HFID Common Stock; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock.

                    Section 6.2 Consents and Approvals. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, order, exemptions or waivers by any third party or Governmental Entity, and
          (ii) causing the satisfaction of all conditions to the Closing.

                    (b)  Each of REFAC and HFID shall promptly
          consult with the other with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each of REFAC and HFID shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If such party receives a request from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

                    Section 6.3 No Solicitation. HFID shall not (and shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than REFAC, any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving HFID or any division or operating or principal business unit of REFAC (an "Acquisition Proposal").

                    Section 6.4 Access to Information. (a) Upon reasonable notice HFID shall afford to the officers, employees, accountants, counsel and other representatives of REFAC, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, HFID shall make available to REFAC all information concerning its business, properties and personnel as such party may reasonably request.

                    (b) REFAC shall keep such information strictly confidential and shall not (i) disclose such information to any party, other than executive personnel and third party advisors that are involved in effecting the transactions contemplated hereby, which personnel and advisors shall use such information solely to assist in effecting the transactions contemplated hereby or (ii) use such information for any purpose other than to effect the transactions contemplated hereby.

                    Section 6.5  Brokers or Finders.  Each of
          REFAC, HFID, MERGER SUB and the Principal Stockholders represents, as to itself and its affiliates that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and each of REFAC, HFID, MERGER SUB and the Principal Stockholders agrees to indemnify and hold the other parties hereto harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

                    Section 6.6  Key Man Insurance.  Douglas M.
          Spranger agrees to provide any information, and submit to any medical examination, necessary for the purchase by REFAC of a "key man" insurance policy, naming him as the insured and REFAC as the sole beneficiary, in such sum as REFAC deems appropriate to insure against his death.

                    Section 6.7  Agreement to Vote Shares.  (a)
          Each of the Principal Stockholders agrees to vote his shares of HFID Common Stock, and undertakes to use his best efforts to cause the other stockholders of HFID Common Stock (other than the other Principal Stockholders) to vote their shares, for the approval of the Merger and the adoption of this Agreement.

                    (b) REFAC, as sole stockholder of MERGER SUB, agrees to vote its shares of MERGER SUB common stock for the approval of the Merger and the adoption of this Agreement.

                    Section 6.8 Employment Agreements and Stock
          Options. REFAC and each of the Principal Stockholders agree that, at or prior to the Effective Time, the Surviving Corporation and such Principal Stockholder shall enter into an employment agreement (each, an "Employment Agreement") substantially in the form set forth as Exhibit B hereto. REFAC further agrees that at or prior to the Effective Time (a) the Surviving Corporation will enter into Employment Agreements in the form attached hereto as Exhibit C with Christopher J. Brooks, Karl D. Kirk III, and Donald Lamond (the "Other Stockholders"), (each of which will incorporate by reference the Confidentiality and Non-Competition provisions of Section 6.9 herein), and (b) REFAC will enter into stock option agreements with the Principal Stockholders and the Other Stockholders in the form attached hereto as Exhibit D.

                    Section 6.9 Confidentiality, Non-Competition, etc. (a) As used herein, "Confidential Information" means any confidential or proprietary information relating to the identity of HFID's customers, the identity of representatives of customers with whom HFID has dealt, the kinds of services provided by HFID to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications, research and development data, know-how, personnel information and other trade secrets. Notwithstanding the above, Confidential Information shall not include any information that:

                         (i) is generally known to industrial
                    designers and/or to entities in HFID's trade or business;

                         (ii) is generally available to the public
                    without conducting a substantial search of published literature;

                         (iii) is part of the professional skills
                    and know-how developed by the Principal
                    Stockholder during the course of his career; or

                         (iv)  is subject to disclosure pursuant to
                    any order or regulation of any governmental, regulatory or administrative agency or authority or court of judicial authority.

                    If a particular portion or aspect of
          Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

                    (b) Each Principal Stockholder acknowledges that: (i) the Principal Stockholder's employment by HFID has and will require that the Principal Stockholder have access to and knowledge of Confidential Information; (ii) the disclosure of any such Confidential Information to existing or potential competitors of HFID would place HFID at a competitive disadvantage and would do damage, monetary or otherwise, to HFID's business; and (iii) the engaging by the Principal Stockholder in any of the activities prohibited by this Section 6.9 may constitute improper appropriation and/or use of Confidential Information. Each Principal Stockholder expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of HFID. Accordingly, HFID and each Principal Stockholder agrees as follows:

                    (i) During the Employment Period and for a
               period of five (5) years thereafter, he shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties as an employee of HFID. Notwithstanding the foregoing, any information which meets the definition of trade secret under the Uniform Trade Secret Act and does not fall within subparagraphs
               (a)(i) to (a)(iii) above, will be maintained in confidence so long as it continues to be treated as a trade secret.

                    (ii) The Principal Stockholder agrees to return
               all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to HFID at any time during employment upon HFID's request and upon the termination of his employment for any reason.

                    (c) Each Principal Stockholder shall promptly and fully disclose to HFID in writing all inventions, improvements, discoveries, developments, know-how, concepts, writings, formulae, processes, methods and ideas (whether copyrightable, patentable or otherwise) made, received, generated, conceived, acquired, written or reduced to practice by the Principal Stockholder alone or in conjunction with others, during or before or after working hours (whether or not at the request or upon the suggestion of HFID), during the period of his employment with HFID, in or relating to the products or services of HFID or its customers which are known to the Principal Stockholder as a consequence of his employment with HFID (the "Inventions").

                    The Principal Stockholder agrees that any and all such Inventions shall be the exclusive property of HFID and agrees to assign and transfer to HFID all of his right, title and interest in and to all Inventions. The Principal Stockholder will, at HFID's expense, assist HFID in executing, acknowledging and delivering all papers and documents, doing all things and supplying all information that HFID may deem necessary or desirable to transfer or record the transfer of the Principal Stockholder's entire right, title and interest in Inventions to HFID and to enable HFID to obtain patent, copyright or trademark protection for Inventions anywhere in the world during the terms of his employment by HFID. The obligations of the Principal Stockholder hereunder shall continue beyond the termination of his employment with HFID with respect to Inventions conceived or made by the Principal Stockholder during the period of his employment and shall be binding upon assigns, executors, administrators and other legal representatives of the Principal Stockholder.

               (d) Each Principal Stockholder shall not, so long as he is employed by HFID, engage in "Competition" with HFID. For purposes of this Agreement, Competition by the Principal Stockholder shall mean the Principal Stockholder's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes, directly or indirectly, with the business of HFID as the same shall be constituted at any time during his employment. Notwithstanding the foregoing, the Principal Stockholder may during such period be the "beneficial holder" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of up to two percent (2%) of a publicly held company, the beneficial ownership of which would otherwise cause the Principal Stockholder to be in breach of this Section 6.9(d).

                    (e) For a period of thirty-six (36) months following the termination of each Principal Stockholder's employment with HFID, whether upon expiration of the Term or otherwise, each of the Principal Stockholders agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                         (i) solicit from any customer doing
               business with HFID as of such Principal
               Stockholder's termination, business of the same or of a similar nature to the business of HFID with such customer;

                         (ii)  solicit from any known potential
               customer of HFID business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by HFID, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Principal Stockholder's termination;

                         (iii) solicit the employment or services
               of, or hire, any person who was known to be employed by or was a known consultant to HFID upon the termination of the Principal Stockholder's employment, or within six (6) months prior thereto;

                         (iv) otherwise interfere with the business
               or accounts of HFID; or

                         (v)  solicit from any licensee of HFID
               business from such licensee or a joint venture with such licensee, in either case, which involves business that is of the same or of a similar nature to the business of HFID.

                    (f)  The Principal Stockholder acknowledges
          that the services to be rendered by him to HFID are of a special and unique character, which gives this Agreement a peculiar value to HFID, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this
          Section 6.9 will cause HFID irreparable injury. The Principal Stockholder therefore agrees that HFID shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Principal Stockholder from any such violation or threatened violations.

                    (g)  The Principal Stockholder further
          acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of HFID.

                    (h) For purposes of this Section 6.9, the term "HFID" shall include HFID & REFAC, and the terms
          "Employment Period" and "Term" shall have the meaning set forth in the Employment Agreements.

                    (i)  The covenants in this Section 6.9 shall
          survive, with respect to each Principal Stockholder, for the respective Employment Periods and for such additional periods of time for which the covenants are made.

                    Section 6.10  Bonuses.  On or prior to the
          Effective Time, HFID may pay additional compensation and or a bonus to each of the Principal Stockholders in an amount not to exceed $50,000 in the aggregate.

                    Section 6.11 REFAC Investment. Within 90 days of the Effective Time, REFAC shall contribute no less than $1 million in cash (the "Investment") to the Surviving Corporation. REFAC shall not withdraw the Investment as a dividend or otherwise earlier than the end of the fifth fiscal year after the consummation of the Merger, provided that at least two of the Principal Stockholders remain employees, are parties to Employment Agreements, and are Board Members of HFID until the end of the fifth fiscal year after the consummation of the Merger. If all or any portion of the Investment is not used for the operations of the Surviving Corporation, it shall be invested in securities of the United States Government. Any amounts earned on such investments in government securities ("Investment Earnings") shall be paid upon receipt to REFAC as a dividend.

                    Section 6.12  Aggregate Contingent Payment.
          (a) No later than 90 days after the end of the fifth full fiscal year following the Closing (the "Contingent Payment Date"), REFAC shall pay the Aggregate Contingent Payment to the Stockholders. The Aggregate Contingent Payment shall be divided among the Stockholders pro rata, according to the number of shares of HFID Common Stock each such Stockholder sold at the Closing, and shall be payable by wire transfer to an account designated by such Stockholder at least two business days prior to the Contingent Payment Date. The Aggregate Contingent Payment shall equal (i) the excess, if any, in the Average EBITDA over $891,000 multiplied by (ii) 3.366, which amount shall then be reduced by (iii) the aggregate amount paid or payable from the Earnings Pool to the Stockholders or other employees under or by reason of the terms of the Employment Agreements between HFID and the Principal Stockholders or comparable employment agreements between HFID and other employees during the five fiscal years following the Closing and (iv) the aggregate amount paid or payable to the Stockholder under
          Section 7(f)(y) of the Employment Agreement.

                    (b)  For purposes of this Agreement:

                         (i)  "Earnings Pool" shall mean, with
                    respect to any full fiscal year of HFID, an amount equal to fifty percent (50%) of the excess, if any, of (i) HFID's EBITDA (as defined below) over (ii) $891,000. The Earnings Pool available to current employees of HFID shall be reduced by any amounts paid pursuant to clause (y) of Section 7(f) of the Employment Agreements.

                         (ii) "EBITDA" shall mean, with respect to
                    any full fiscal year of HFID, "EBIDTA" HFID's net income for such fiscal year, before provision for the Earnings Pool, interest expense, income taxes, depreciation and amortization, and less any Investment Earnings. For purposes of this Agreement all determinations with respect to the calculation of EBITDA for any fiscal year of HFID shall be made in accordance with generally accepted accounting principles, consistently applied, by REFAC's regular independent public accountants. For purposes of this Agreement, in computing EBIDTA for any fiscal year, any (A) management charges, (B) overhead allocation by REFAC to HFID, (C) fees and expenses for patents filed with the consent of REFAC, (D) key man life insurance payments, and (E) severance payments made pursuant to Section 7(f) of the Employment Agreements, shall not be taken into account, provided, that HFID shall be required to provide to REFAC reasonable consulting services in connection with REFAC's evaluation of new technology submissions at no cost to REFAC, and provided, further, that any work other than such consulting services performed for REFAC shall be charged to REFAC on terms no less favorable than those HFID makes available to any of its unaffiliated clients during such fiscal year. As used in this Agreement fiscal year shall be the calendar year.

                         (iii) "Average EBITDA" shall mean the
                    aggregate of the highest four (4) EBITDA amounts for the first five full fiscal years following the Closing divided by four (4).

                    Section 6.13 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of REFAC and HFID, and the Principal Stockholders, shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

                    Section 6.14  Publicity.  The initial press
          release with respect to the execution of this Agreement shall be a press release of REFAC. REFAC shall, prior to issuing such initial press release, provide HFID with the opportunity to review and comment upon such press release.

                    Section 6.15 Notification of Certain Matters. Each of REFAC, HFID and the Principal Stockholders shall give prompt notice to the other parties hereto of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of REFAC, HFID or any of the Principal Stockholders, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                    Section 6.16  Assignment.  Neither this
          Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.


                                  ARTICLE VII

                                  CONDITIONS

                    Section 7.1  Conditions to Each Party's
          Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by REFAC, HFID or the Principal Stockholders, as the case may be, to the extent permitted by applicable law:

                    (a)  No statute, rule, order, decree or
          regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

                         (b) There shall be no order or injunction of a Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

                         (c)  (i) With respect to the obligations of
               REFAC and HFID, the Employment Agreements shall have been executed, or (ii) with respect to the obligations of each Principal Stockholder, such Principal Stockholder's Employment Agreement and Stock Option Agreement shall have been executed, and REFAC shall have executed a guaranty in the form attached hereto as Exhibit E with respect to the obligations to each Principal Stockholder under the Employment Agreements.

                         (d) With respect to the obligations of HFID, the Employment Agreements with the Other Stockholders shall have been executed, and REFAC shall have executed a guaranty in the form attached hereto as Exhibit E with respect to the obligations to each Other Stockholder under the Employment Agreements.

                         (e)  The stockholders of HFID shall /have
               approved and adopted this Agreement at the special meetings called for that purpose; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the stockholders of HFID to approve and adopt this Agreement.

                         Section 7.2 Conditions to REFAC's Obligations to Effect the Merger. The obligations of REFAC to consummate the Merger are further subject to the fulfillment of the following conditions, which may be waived in whole or in part by REFAC:

                         (a) The representations and warranties of the
               Principal Stockholders in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and correct in all material respects as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time and REFAC shall have received a certificate signed on behalf of HFID by an officer of HFID to the foregoing effect.

                         (b) HFID and the Principal Stockholders shall
               have performed in all material respects each of their respective obligations under this Agreement required to be performed by it at or prior to the Effective Time.

                         (c) HFID shall have furnished to REFAC copies of the financial statements required pursuant to Section 3.6, and the Chief Financial Officer and the Chief Executive Officer of HFID shall have certified that each of the financial statements of HFID furnished pursuant to
               Section 3.6 is true and correct in all material respects.

                         (d)  No material adverse change in the
               business, operations, or financial condition of HFID shall have occurred.

                         (e) There shall be no material inaccuracy in any of the financial and/or business data furnished by HFID to REFAC.

                         (f) REFAC shall have received an opinion of
               counsel, dated the Closing Date, to the effect that:

                         (i) HFID has been duly incorporated and is an
                    existing corporation under the laws of the State of New York, with corporate power and authority to own its properties and conduct its business;

                         (ii) All of the shares of the HFID Common Stock
                    have been duly authorized and are validly issued, fully paid and nonassessable; and

                         (iii) The Agreement has been duly authorized,
                    executed and delivered by HFID.

                         (g) Douglas M. Spranger shall have provided any
               information and submitted to any medical examination, necessary for the purchase by REFAC of a "key man" insurance policy, naming Douglas M. Spranger as the insured and REFAC as the sole beneficiary, in such sum as REFAC deems appropriate to insure against his death, and such information and examinations have not disclosed any fact or condition that would be likely to prevent the purchase of such an insurance policy at standard rates.

                         Section 7.3  Conditions to HFID's Obligations
               to Effect the Merger.   The obligations of HFID to
               consummate the Merger are further subject to the fulfillment of the following conditions, which may be waived in whole or in part by HFID:

                         (a)  The representations and warranties of
               REFAC contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and correct in all material respects as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time, and HFID shall have received a certificate signed on behalf of REFAC by an officer of REFAC to the foregoing effect and to the effect that, as of the Effective Time, the Disclosure Schedules are true and correct in all material respects;

                         (b) REFAC shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time;

                         (c) The shares of REFAC Common Stock issued as the Stock Consideration shall be listed on the American Stock Exchange;

                         (d)  No material adverse change in the
               business, operations, or financial condition of REFAC shall have occurred;

                         (e) There shall be no material inaccuracy in any of the financial and/or business data furnished by REFAC to HFID.

                         (f) HFID shall have received an opinion of
               counsel, dated the Closing Date, to the effect that:

                         (i) All of the shares of the REFAC Common Stock
                    issued as Stock Consideration have been duly authorized and are validly issued, fully paid and nonassessable;

                         (ii) The Stock Option Agreements to be entered
                    into have been duly authorized.

                         (iii) The Agreement has been duly authorized,
                    executed and delivered by REFAC and MERGER SUB.

                                      ARTICLE VIII

                                      TERMINATION

                         Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                         (a) By mutual agreement of REFAC, HFID and the Principal Stockholders;

                         (b)  By REFAC or HFID:

                              (i)  if the Merger shall not have been
                    consummated by December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

                              (ii)  if any Governmental Entity shall
                    have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                         Section 8.2  Effect of Termination.  In the
               event of the termination of this Agreement as provided in
               Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto except (A) for fraud or for material breach of this Agreement and (B) as set forth in this Section
               8.2 and Section 9.1.

                                       ARTICLE IX

                                    INDEMNIFICATION

                         Section 9.1 Survival. The representations and warranties of the Principal Stockholders and REFAC in this Agreement or in any document delivered pursuant hereto shall survive the Closing until thirty-six (36) months after the Effective Time, provided, however, that such time limitation shall not apply to the representations and warranties set forth in Section 3.10 (such representations and warranties to survive until the expiration of the statute of limitations applicable to the Taxes in question, taking into account any extensions of such statute of limitations), and no time limitation whatsoever shall apply to the representations and warranties in Section 3.3. After the end of the relevant survival period specified above, the Principal Stockholders' obligations to REFAC under Article VIII with respect to such representations and warranties shall expire and terminate.

                         Section 9.2  Indemnification by Principal
               Stockholders. Each of the Principal Stockholders severally and not jointly agree to indemnify, defend and hold harmless REFAC against any liabilities, losses, costs, claims, damages, penalties and expenses including reasonable attorneys' fees and expenses and reasonable investigation and litigation costs incurred in relation to the indemnified matter or in enforcing such indemnity ("Losses") relating to or arising out of:

                              (a) any breach of any of the
                         representations or warranties made by such Principal Stockholder in Section 3.6 (Financial Statements) and Section 3.10 (Taxes and Tax Returns) of this Agreement; and

                              (b)  any breach of any of the
                         representations or warranties in the remainder of Article 3 (other than Sections 3.6 and 3.10) made by such Principal Stockholder provided, however, that such Principal Stockholder shall have willfully and intentionally breached such warranty and/or had actual knowledge that such representation was untrue;

                         provided, however, that none of the Principal
               Stockholders shall have any liability under this Section
               9.2 until the aggregate Losses arising out of such breaches equal or exceed $100,000 (the "Threshold Liability") in the aggregate, at which point the Principal Stockholders shall be responsible for the indemnification of Losses in excess of $100,000; and provided further, that the maximum aggregate liability (the "Maximum Liability") of each Principal Stockholder with respect to Section 9.2(a) shall be as set forth below.

                         Douglas M. Spranger                $720,000
                         Bert D. Heinzelman                 $480,000
                         Paul J. Mulhauser                  $480,000
                         Werner K. Kamuf                    $420,000

                         The Maximum Liability shall not apply to any
               liability with respect to Section 9.2(b).
               Notwithstanding anything in Section 9.2 to the contrary, there shall not be any Maximum Liability, with respect to any loss relating to, or arising out of, the representations and warranties in Section 3.3 hereof or the assertion of preemptive rights by any person.

                         Section 9.3 Indemnification by REFAC. REFAC agrees to indemnify, defend and hold harmless the Principal Stockholders against any Losses relating to or arising out of any breach of any representation or warranty or covenant made by REFAC in this Agreement or any document delivered to the Principal Stockholders at the Closing.

                         Section 9.4  Claims.  The provisions of this
               Section shall be subject to Section 9.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement (including a claim or suit by a third party) the indemnified person shall promptly give notice to the indemnifying person of such claim. The failure of the indemnified person to give notice shall not relieve the indemnifying person of its obligations under this Article IX except to the extent that the indemnifying person shall have been prejudiced thereby. If the indemnifying person does not object in writing to such indemnification claim within 60 calendar days of receiving notice thereof, the indemnified person shall be entitled to promptly recover from the indemnifying person the amount of such claim, and no later objection by the indemnifying person shall be permitted. If the indemnifying person agrees that it has an indemnification obligation but asserts that it is obligated to pay only a lesser amount, the indemnifying person shall promptly pay to the indemnified person the lesser amount, without prejudice to the indemnified person's claim for the difference.

                         Section 9.5 Third Party Claims; Assumption of Damage. The indemnifying person may, at its own expense,
               (a) defend, contest or otherwise protect the indemnified party against any claim, suit, action or proceeding and
               (b) upon notice to the indemnified person, and the indemnifying person's delivering to the indemnified person a written agreement that (x) the indemnified person is entitled to indemnification pursuant to Section
               9.2 or 9.3 for all Losses arising out of such claim, suit, action or proceeding (except those Losses arising by reason of the indemnified person's wilful misconduct or gross negligence) and that (y) the indemnifying person shall be liable for the entire amount of any Loss, (in each case under clause (x) and (y), if the indemnifying person is a Principal Stockholder, subject to the Threshhold Liability and the Maximum Liability, if applicable), then the indemnifying person may at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the indemnifying person's counsel is reasonably satisfactory to the indemnified person, and
               (ii) the indemnifying person shall thereafter consult with the indemnified person upon the indemnified person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying person assumes such defense, the indemnified person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying person. If, however, the indemnifying person's counsel reasonably determines in its judgment that representation by the indemnifying person's counsel of both the indemnifying person and the indemnified person would present such counsel with a conflict of interest, then such indemnified person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the indemnifying person shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the indemnifying person chooses to assume the defense of any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof. Any settlement or compromise made or caused to be made by the indemnified person or the indemnifying person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 9.5 shall also be binding upon the indemnifying person or the indemnified person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. The indemnifying person shall not be permitted to settle or compromise any claim, suit, action or proceeding without obtaining the prior written consent of the indemnified person, which shall not be unreasonably withheld or delayed; provided, however, in the event that the settlement offer will result in the indemnified person having no losses (monetary or otherwise) or continuing obligations with respect to the claim, suit, action or proceeding, the indemnifying person shall be permitted to settle or compromise such claim, suit, action or proceeding without the prior written consent of the indemnified person. In the event that the indemnifying person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified person to defend or to participate in the defense of any claim, suit, action or proceeding, or to cause the same to be done, shall not relieve the indemnifying person of its obligations hereunder.

                         Section 9.6  Calculation of Losses.  In
               calculating any Losses pursuant to Section 9.2, such calculations shall take into account any deductions, loss or other tax benefits realized by HFID or REFAC, in connection with the payment of the amount being indemnified against by the Principal Stockholders. All indemnification payments received by REFAC under this
               Article IX shall be deemed adjustments to the Merger
               Consideration.

                                       ARTICLE X

                                     MISCELLANEOUS

                         Section 10.1 Fees and Expenses. (a) Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                         (b) Subsection (a) notwithstanding, all costs and expenses incurred by HFID and/or the Principal Stockholders in connection with this Agreement and the consummation of the transactions contemplated hereby up to an aggregate of $85,000 shall be paid by HFID. Any amounts in excess of $85,000 shall be paid by the Principal Stockholders.

                         Section 10.2  Arbitration.  Any dispute or
               controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect.
               Judgment may be entered on the arbitrator's award in any court having jurisdiction. If a claim for indemnification is made under this Agreement (including a claim or suit by a third party) and there is no indemnifiable Loss payable by the indemnifying person with respect thereto the indemnified person shall pay to the indemnifying person all of his or its reasonable costs and expenses incurred in connection with the defense of such claim, including reasonable attorney's fees.

                         Section 10.3 Amendment, Modification and Other Action. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of HFID contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of HFID, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

                         Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                              if to REFAC, to:

                              REFAC Technology Development Corporation
                              122 East 42nd Street
                              New York, New York 10168
                              Attention:  Robert L. Tuchman
                              Telephone No.:  (212) 687-4741
                              Telecopy No.:   (212) 949-8716

                              with a copy to:

                              Mark N. Kaplan, Esq.
                              Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                              New York, New York 10022
                              Telephone No.: (212) 735-3000
                              Telecopy No.:  (212) 735-2001

                              if to HFID, to:

                              Human Factors/Industrial Design, Inc.
                              575 Eighth Avenue
                              New York, New York 10018
                              with a copy to:

                              Roy M. Korins, Esq.
                              Esanu Katsky Korins & Siger, LLP
                              605 Third Avenue
                              New York, New York 10158-0038

                              if to the Principal Stockholders, to:

                              Douglas M. Spranger
                              142 East 37th Street
                              New York, New York 10016

                              Bert D. Heinzelman
                              17 Sherwood Road
                              Tenafly, New Jersey 07670

                              Werner R. Kamuf
                              18 Tompkins Place
                              Brooklyn, New York 07670

                              Paul J. Mulhauser
                              69 Fifth Avenue, Apt. 15G
                              New York, New York 10003

                         in each case, with a copy to Roy M. Korins,
               Esq. at the address listed above

                         Section 10.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                         Section 10.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

                         Section 10.7 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein): (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                         Section 10.8  Severability.  If any term,
               provision, covenant or restriction of this Agreement is held by a Governmental Entity of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                         Section 10.9  Governing Law.  This Agreement
               shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.


                         IN WITNESS WHEREOF, each of the Principal
               Stockholders has signed, and REFAC, MERGER SUB and HFID have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                             REFAC TECHNOLOGY DEVELOPMENT
                                             CORPORATION

                                             By: /s/ Robert L. Tuchman
                                                Name: Robert L. Tuchman
                                                Title: President

                                             HUMAN FACTORS INDUSTRIAL
                                             DESIGN, INC.

                                             By: /s/ Douglas M. Spranger
                                                Name: Douglas M. Spranger
                                                Title: President

                                             HFID ACQUISITION CORPORATION

                                             By: /s/ Robert L. Tuchman
                                                Name: Robert L. Tuchman
                                                Title: President

                                             PRINCIPAL STOCKHOLDERS:

                                             /s/ Douglas M. Spranger
                                             Name:  Douglas M. Spranger

                                             /s/ Bert Heinzelman
                                             Name:  Bert Heinzelman

                                             /s/ Paul J. Mulhauser
                                             Name:  Paul J. Mulhauser

                                             /s/ Werner R. Kamuf
                                             Name:  Werner R. Kamuf






                                                          EXHIBIT A

                              PROMISSORY NOTE

          $_________                              November 25, 1997
                                                 New York, New York

                    REFAC Technology Development Corporation,
          Delaware corporation (the "Company"), for value received, hereby promises to pay to the Holder, as hereinafter defined, the principal sum of $______. This Note shall bear interest on the unpaid principal balance outstanding at a rate per annum equal to 5%. The principal amount of and the interest on this Note shall be payable in full on January 5, 1998 ("Maturity Date"). Payment of the principal of and interest on this Note will be made to the Holders by wire transfer in same day or next day funds to the account set forth on Annex I hereto, or to such other account as may be designated in writing by the Holders not less than 5 business days prior to payment, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

          _________________________

                    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.



                    This Note is subject to the following
          additional terms and conditions:

          ARTICLE 1
          DEFINITIONS

                    As used in this Note, the following terms, where used with an initial capital letter, have the following meanings:

          1.1  Company.  The "Company" means REFAC Technology
               Development Corporation, a Delaware corporation, and will also include its successors and assigns.

          1.2 Event of Default. "Event of Default" shall have the meaning set forth in Section 2.1.

          1.3  HFID.  "HFID" means Human Factors Industrial Design,
               Inc.

          1.4  Holder.  "Holder" means __________.

          1.5 Merger Agreement. "Merger Agreement" means the Merger Agreement, dated as of November 25, 1997, as amended from time to time, by and among the Company, HFID Acquisition Corporation, Human Factors Industrial Design, Inc. and the Principal Stockholders of Human Factors Industrial Design, Inc.

          1.6 Person. "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.


                                   ARTICLE 2
                                    DEFAULT

                    2.1 Events of Default. Any one or more of the following events, if they occur and are continuing, will be deemed to be Events of Default under this Note.

               (a)  default in the payment in full of any
               installment of interest on this Note as and when the same becomes due and payable;

               (b) default in the payment in full of the principal of this Note as and when the same becomes due and payable at maturity, by declaration or otherwise;

               (c) entry by a court having jurisdiction of a decree, judgment or order for relief concerning the Company in an involuntary case under any applicable bankruptcy, insolvency, reorganization, or other similar law, or appointment of a receiver, liquidator, trustee, assignee, custodian, sequestrator (or other similar official) of the Company or of its property, or ordering of the winding up or liquidation of its affairs; or

               (d) institution by the Company of a voluntary case under any applicable bankruptcy, insolvency, reorganization, or other similar law, or consent by the Company to the entry of an order for relief in an involuntary case under such law, or consent of the Company to the appointment of or taking possession by a receiver, liquidator, trustee, assignee, custodian, sequestrator (or other similar official) of the Company or of its assets, property, or making by the Company of a general assignment for the benefit of creditors, or admission in writing by the Company of its inability to pay its debts generally as they become due, or taking by the Company or any corporate action furthering any of the above purposes.

                    2.2 Rights on Default. If an Event of Default occurs, the principal of this Note, together with any accrued and unpaid interest, if not already due, shall automatically become immediately due and payable, without any declaration, presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Company. The Holder may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration. No such rescission shall affect any subsequent default or impair any right consequent thereto. Any delay or omission by the Holders in exercising any right or remedy arising upon an Event of Default shall not impair such right or remedy or constitute a waiver of or an acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

               2.3 Waiver of Past Defaults. The Holder may waive an existing default and its consequences by written notice to the Company. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent rights.

                    2.4 Enforcement. If the Holder declares the principal of this Note, together with all accrued and unpaid interest on this Note, due and payable immediately, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity, or other appropriate proceeding.


                                   ARTICLE 3
                                 MISCELLANEOUS

                    3.1 Transferability; Negotiability. This Note is not transferrable or negotiable.

                    3.2  Merger Agreement.  This Note is issued
          pursuant to, and is subject to the provisions of, the Merger Agreement.

                    3.3 Immunity. This Note is solely a corporate obligation of the Company, and no personal liability whatever shall attach to, or is or will be incurred by, the shareholders, officers or directors, as such, of the Company or any of its successors, because of the creation of the indebtedness under this Note, or under or by reason of the obligations, covenants or agreements contained in or implied from this Note. This Section 3.2 is not intended to modify or otherwise affect the common law and statutory rights and obligations of shareholders, directors and officers of the Company as of the date hereof.

                    3.4  Notices.  All notices, request, demands
          and payments of principal and interest given to or made under this Note will, except as otherwise specified in this Note, be in writing by mail, overnight delivery, confirmed facsimile transmission or hand delivery will be effective upon the earlier of (a) receipt or (b) the fifth day following the date such notice was mailed properly addressed, first class, registered or certified mail, return receipt requested, postage prepaid, to the other party at the addresses set forth below (which may be changed at any time by notice under this Section 3.3):

          The Company:        REFAC Technology Development
                              Corporation
                              122 East 42nd Street
                              New York, New York 10168
                              Attention:  President
                              Telecopy:  212-687-4741

          with a copy to:     Skadden, Arps, Slate, Meagher &
                              Flom LLP
                              919 Third Avenue
                              New York, New York 10022
                              Attention:  Mark N. Kaplan, Esq.
                              Telecopy:  212-735-2000

          The Holder:         _____________
                              _____________
                              _____________

          with a copy to:

                              Roy M. Korins
                              Esanu Katsky & Korins LLP
                              605 Third Avenue
                              New York, New York 10158
                              Telephone:  212-953-6000

                    3.5 Headings. The headings in this Note are inserted for convenience only and will not affect the meaning or interpretation of all or any part of this Note.

                    3.6  Costs of Collection.  The Company shall
          reimburse the Holder upon his written request for all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by the Holder in connection with the collection of payment of principal of or interest on the Note, following a default with respect thereto.

                    3.7  Construction.  Wherever possible, each
          provision of this Note will be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

                    3.8  Amendments.  This Note may not be
          modified, amended, rescinded, canceled or waived, in whole or in part, except by written instruments signed by the Company and the Holder. Upon any modification, amendment or supplement of or to the terms hereof, the Holder shall surrender this Note to the Company within 10 days of written notice by the Company, and the Company shall immediately thereafter issue a new Note to the Holder as modified, amended or supplemented in accordance with the terms hereof.

                    3.9  Jurisdiction.  The Company agrees to
          submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Note. Un furtherance of such agreement, the Company hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the Company in any such action or proceeding may be obtained within or without the jurisdiction of any federal or state court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the Company by registered or certified mail to, or by personal service at, the last known address of the Company, whether such address be within or without the jurisdiction of any such court. The Company hereby agrees that the venue of any litigation arising in connection with the indebtedness, or in respect of any of the obligations of the Company under this Note, shall, to the extent permitted by law, be in New York County.

                    3.10 Obligations under the Note. The Company acknowledges that this Note and the Company's obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note. The Company absolutely, unconditionally, and irrevocably waives any and all right to assert any setoff, counterclaim or crossclaim of any nature whatsoever with respect to the Note.

                    3.11  Default Interest.  If the principal
          amount of this Note, together with any accrued and unpaid interest, is declared immediately due and payable by the Holder pursuant to the default provisions of this Note, or if the amount due on the Maturity Date is not paid in full on such date, the Company shall commence, five business days after such a default, pay interest on the principal sum then remaining unpaid from the date of such declaration or the Maturity Date, as the case may be, until the date on which the principal sum then outstanding is paid in full, at a rate per annum (calculated for the actual number of days elapsed on the basis of a 360-day year) equal to 16%, provided, however, that such interest rate shall in no event exceed the maximum interest rate which the Company may by law pay.

                    3.12 Governing Law. This Note is made subject to and shall be construed under the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

                    IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the day and year first set forth above.

                                   REFAC Technology Development
                                   Corporation
                                   a Delaware corporation

                                   By:________________________
                                      Name:
                                      Title:




                                                           EXHIBIT B



                    AGREEMENT, made this 25th day of November, 1997, by and between Human Factors Industrial Design,
          Inc. ("HFID") and ____________ (the "Executive").

                    WHEREAS, REFAC Technology Development
          Corporation ("REFAC") and the Company have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 25, 1997, by and among REFAC, HFID Acquisition Corporation ("New HFID"), HFID and the principal stockholders of HFID (the "HFID Principals") pursuant to which New HFID will be merged with and into the Company (the "Merger"), and, as a result of which Merger, HFID shall operate as a subsidiary of REFAC (HFID hereinafter referred to as the "Company");

                    WHEREAS, the Executive has been employed by the Company and currently serves as its Controller;

                    WHEREAS, REFAC and the Company recognize the Executive's substantial contribution to the growth and success of the Company and desire to provide for the continued employment of the Executive with the Company on the terms and subject to the conditions set forth herein;

                    WHEREAS, Executive wishes to be so employed by the Company; and

                    WHEREAS, the parties hereto desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

                    NOW, THEREFORE, the parties hereto agree as follows:

                    1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company.

                    For the period during which the Executive provides services to the Company under this Agreement (the "Employment Period"), the Executive shall perform the duties associated with the position of Controller in a firm in a similar industry and of comparable size to the Company. Such duties and responsibilities shall include the duties and responsibilities previously discharged by the Executive as an employee of HFID as well as any duties and responsibilities as are from time to time assigned to the Executive by the Board of Directors of the Company (the "Board"). The Executive agrees to devote his time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's employees. The Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company.

                     In addition, during the Employment Period, the Executive shall serve without additional compensation as a director of the Company, subject to his continued election to such position. The Executive hereby agrees that, upon the termination of his employment hereunder for any reason other than because of his death, he shall immediately tender his resignation from the Board, which resignation shall be effective as of the effective date of such termination.

                    2. Term of Agreement. Subject to Section 7 hereof, the term of this Agreement (the "Term") shall commence on the effective date of the Merger, and shall expire on December 31, 2002 (the "Initial Term"); provided, however, that commencing on January 1, 2003, and on each January 1 thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than June 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term.

                    3.  Compensation.

                         (a)  Salary:  During the Employment
          Period, the Company shall pay to the Executive a base salary at an annual rate of $_____, payable in accordance with the Company's regular payroll practices. All applicable withholding taxes shall be deducted from such base salary payments. The Executive's base salary shall be reviewed annually beginning on January 1, 1999, and shall be increased each year by an amount equal to no less than five percent (5%) of the previous year's base salary.

                         (b)  Incentive Bonus.  Unless his
          employment is earlier terminated other than pursuant to
          Section 7(f) hereof, during the Term the Executive will be eligible to receive a cash bonus (an "Annual Bonus") in respect of each full fiscal year of the Company. During the Initial Term, the amount of the Annual Bonus shall be allocated, as determined by a majority of the HFID Principals, from the "Earnings Pool" (as defined below), provided, that the HFID Principals, as a group, may not be allocated any amount exceeding eighty percent (80%) of the Earnings Pool in any such fiscal year. Following the expiration of the Initial Term, the Annual Bonus, if any, shall be determined by the Board in its discretion. The Annual Bonus shall be paid in cash as soon as practicable, but in no event later than ninety
          (90) days, following the end of the relevant fiscal year.

                         The "Earnings Pool" shall only be
          calculated and shall only apply during the Initial Term. With respect to any full fiscal year of the Company, the "Earnings Pool" shall be an amount equal to fifty percent (50%) of the excess, if any, of (i) the Company's EBITDA (as defined below) over (ii) $891,000. The Earnings Pool available to current employees of the Company shall be reduced by any amounts paid pursuant to clause (y) of
          Section 7(f) of this Agreement. For purposes of this Agreement, with respect to any full fiscal year of the Company, "EBIDTA" shall mean the Company's net income for such fiscal year, before provision for the Earnings Pool, interest expense, income taxes, depreciation and amortization, and less any investment income. For purposes of this Agreement all determinations with respect to the calculation of EBITDA for any fiscal year of the Company shall be made in accordance with generally accepted accounting principles, consistently applied, by REFAC's regular independent public accountants. For purposes of this Agreement, in computing EBIDTA for any fiscal year, any overhead allocation by REFAC to HFID, any (A) management charges, (B) overhead allocation by REFAC to HFID, (C) fees and expenses for patents filed with the consent of REFAC, (D) key man life insurance payments and (E) severance payments made pursuant to
          Section 7(f) shall not be taken into account, provided, that the Company shall be required to provide to REFAC consulting services in connection with REFAC's evaluation of new technology submissions, and provided, further, that any work other than such consulting services performed for REFAC shall be charged to REFAC on terms no less favorable than those the Company makes available to any of its unaffiliated clients during such fiscal year. In addition, for any fiscal year, severance payments and benefits that may be paid and provided pursuant to
          Section 7(f) hereof shall not be a charge against EBITDA.

                         (c)  Stock Options.  Simultaneously
          herewith, REFAC is granting to the Executive an option to purchase shares of the common stock, par value $.10 per share, of REFAC pursuant to the terms of a stock option agreement.

                    4. Benefits. During the Employment Period, the Executive shall be entitled to participate in such benefit plans and programs as are maintained by the Company from time to time, as such plans may be amended from time to time. The Company shall maintain disability insurance during the Employment Period for the Executive providing benefits in amounts and on terms no less favorable to the Executive than the disability insurance currently in effect for the Executive, provided that the monthly premium payments in respect of such disability insurance shall not exceed the amount REFAC pays as of the date hereof for such disability insurance.

                    5. Vacation. During the Employment Period, the Executive shall be entitled to paid vacation pursuant to the terms of the Company's vacation policy, which shall be consistent with the past practice of the Company. Such vacation shall be taken at such times as will interfere as little as possible with the performance of the Executive's duties hereunder.

                    6. Expenses. The Company will reimburse the Executive for reasonable and necessary business expenses of the Executive for travel, meals and similar items incurred during the Employment Period in connection with the performance of the Executive's duties, and which are consistent with such guidelines as the senior executive officers and/or the Board of Directors of the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon the presentation to the Company of appropriate vouchers or receipts.

                    7.  Termination; Severance Pay.

                         (a)  Notwithstanding any provision of this
          Agreement to the contrary, the employment of the Executive hereunder shall terminate on the first to occur of the following:

                              (i)  the date of the Executive's
               death;

                              (ii)  the date on which the Company
               shall give the Executive notice of termination on account of Disability (as defined below);

                              (iii)  the date on which the Company
               shall give the Executive notice of termination for Cause (as defined below);

                              (iv)  expiration of the Term; or

                              (v)  the date specified by the
               Company on the notice of termination which shall be delivered to the Executive for termination of employment for any reason other than the reasons set forth in (i) through (iv), above, which date shall be no later than ninety (90) days following the date of receipt of such notice of termination.

                         (b)  The Company shall have the right in
          its discretion to terminate the Executive's employment for "Disability," which shall be deemed the reason for such termination if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of one hundred twenty (120) consecutive days during the Term, or a period or periods aggregating more than one hundred twenty (120) days in any six (6) consecutive month period during the Term. The Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to reasonable requests which may be made by the Company from time to time.

                         (c)  For purposes of this Agreement:

                    (i) "Cause" shall mean the occurrence of any of the following, as reasonably determined by the Company:

                              (A)  the willful and continued
               failure, in the reasonable judgment of the Board, by the Executive to perform substantially his duties with the Company (other than any such failure resulting from his death or Disability) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which it is believed that the Executive has not substantially performed his duties;

                              (B)  the willful engaging by the
               Executive in conduct which in the reasonable opinion of the Board is materially and demonstrably injurious to the Company or any of its parents, subsidiaries or affiliates; or

                              (C)  the conviction of the Executive
               (or the entering by the Executive of a plea of guilty or nolo contenders) for any felony or any lesser crime which involved the Company or its property, or any of the Company's parents, subsidiaries or affiliates or any such entity's property.

          Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for Cause within the meaning of clause (A) or (B) without (x) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a notice of termination from the Board finding that, in the good faith opinion of the Board, clause (A) or (B) hereof may be invoked, and specifying the particulars thereof in detail.

                    (ii) "Good Reason" shall mean, without the Executive's express written consent, (A) the assignment to the Executive of any duties materially inconsistent with, or the diminution of, the Executive's position, titles, offices, duties, responsibilities and status with the Company; (B) the relocation of the Company's principal executive offices to a location more than 75 miles from the location of such offices on the date hereof or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business; or (C) the failure by the Company to pay to the Executive any portion of the Executive's current compensation within ten (10) business days of the date such compensation is due.

                         (d)  In the event the Executive's
          employment is terminated for any reason, the Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid base salary and accrued but unused vacation days, through the date of termination (such amount, the "Accrued Earnings"). In addition, during the sixty (60) day period following the effective date of termination of his employment other than by reason of his death, the Executive shall have the right in his discretion to purchase from the Company the policies of life insurance secured by the Company for a purchase price equal to their respective cash surrender values. The Company shall have no obligation to secure life insurance in addition to policies currently in effect with respect to
          the Executive.   Following the payment of the Accrued
          Earnings, except as provided in Sections 7(e) and 7(f) below, the Company shall have no further obligation to the Executive under this Agreement.

                         (e)  In the event the Executive's
          employment is terminated by reason of the Executive's death or Disability, the Executive (or his beneficiary, if applicable) shall be entitled to receive the Accrued Earnings and the Company shall continue to pay to the Executive (or his beneficiary, if applicable) the Executive's base salary as provided under Section 3(a) hereof (as such base salary may have been increased) for a period of ninety (90) days following the effective date of such termination of employment.

                         (f)  In the event the Executive's
          employment is terminated for any reason other than (i) by the Executive without Good Reason, (ii) by reason of the Executive's death, Disability or retirement or (iii) by the Company for Cause, the Executive (or his beneficiary, if applicable) shall be entitled to receive the Accrued Earnings and the Company shall pay to the Executive (or his beneficiary, if applicable) (x) a lump sum in cash equal to the Executive's base salary as provided under
          Section 3(a) hereof (as in effect on the effective date of such termination) that would otherwise have been payable during the remainder of the Term and (y) an Annual Bonus as provided under Section 3(b) hereof for the remainder of the Term (payable at such time or times as such Annual Bonus would have been paid to the Executive were he employed by the Company for the remainder of the Term). The amount payable under clause
          (y) above shall be equal to no less than fifty percent (50%) of the Annual Bonus earned by the Executive in respect of the last fiscal year completed prior to the effective date of termination; provided, that, if the date of such termination occurs prior to the date on which the determination of the Annual Bonus to be paid in respect of the first fiscal year to be completed during the Term is made, the Executive shall be deemed to have earned an Annual Bonus in respect of such first fiscal year equal to seven and one-half percent (7.5%) of the Earnings Pool in respect of such year. In addition, in the event of such termination of employment, the Company shall provide, except to the extent that the Executive shall receive similar benefits from a subsequent employer, life, health, disability and similar benefits (other than stock options which are not exercisable at the time such notice is given) to which the Executive would have been entitled for the remainder of the Term.

                         (g)  Notwithstanding any other provision
          of this Agreement, the termination for any reason of the Executive's employment or his service on the Board shall not affect REFAC's obligations with respect to the Contingent Payment (as defined in the Merger Agreement).

                    8. Return of Company Property. The Executive agrees that following the termination of his employment for any reason, he shall return all property of REFAC, the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by the Company to the Executive.

                    9.  Survival of Executive Covenants.  The
          provisions set forth in Section 8 hereof shall remain in full force and effect after the termination of the Executive's employment, notwithstanding the expiration of the Term or termination of the Employment Period.

                    10.  Entire Agreement.  This Agreement sets
          forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified without either the prior written consent of REFAC or the unanimous written consent of the Board. Any such change or modification must be set forth in a written agreement, signed by the parties hereto.

                    11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrators, in their discretion, may direct that the successful party in any such arbitration shall be entitled to be reimbursed by the other party for reasonable attorneys' fees and expenses incurred in connection with such dispute or controversy.

                    12.  Waiver.  The failure of either party to
          this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.
          Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

                    13.  Successors and Assignability.  This
          Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and his heirs, executors or administrators, and to bind and inure to the benefit of and be enforceable by the Company and its successors and assigns. This Agreement shall not be assignable by the Executive. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business.

                    14. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

                    15. Notices. Any notice given hereunder shall be in writing and shall be deemed to have been given when sent by facsimile, delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

                    If to the Company:  REFAC Technology
                                          Development Corporation
                                        122 East 42nd Street
                                        New York, New York 10168
                                        Attn: Robert L. Tuchman

                    If to the Executive: [                        ]
                                        [                         ]
                                        [                         ]
                                        [                         ]

          or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

                    16.  Governing Law.  This Agreement shall be
          governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

                    17.  Descriptive Headings.  The paragraph
          headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                    18.  Counterparts.  This Agreement may be
          executed in one or more counterparts, which, together, shall constitute one and the same agreement.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                        HUMAN FACTORS INDUSTRIAL
                                          DESIGN, INC.

                                        By:________________________
                                        Title:

                                        [EXECUTIVE]

                                         --------------------------



                                                       EXHIBIT C


                          EMPLOYMENT AGREEMENT

                    AGREEMENT, made this 25th day of November, 1997, by and between Human Factors Industrial Design,
          Inc. ("HFID") and _________ (the "Executive").

                    WHEREAS, REFAC Technology Development
          Corporation ("REFAC") and the Company have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 25, 1997, by and among REFAC, HFID Acquisition Corporation ("New HFID"), HFID and the principal stockholders of HFID (the "HFID Principals") pursuant to which New HFID will be merged with and into the Company (the "Merger"), and, as a result of which Merger, HFID shall operate as a subsidiary of REFAC (HFID hereinafter referred to as the "Company");

                    WHEREAS, the Executive has been employed as a senior executive of the Company;

                    WHEREAS, REFAC and the Company recognize the Executive's substantial contribution to the growth and success of the Company and desire to provide for the continued employment of the Executive with the Company on the terms and subject to the conditions set forth herein;

                    WHEREAS, Executive wishes to be so employed by the Company; and

                    WHEREAS, the parties hereto desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

                    NOW, THEREFORE, the parties hereto agree as follows:

                    1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company.

                    For the period during which the Executive provides services to the Company under this Agreement (the "Employment Period"), the Executive shall perform the duties associated with the position of senior executive in a firm in a similar industry and of comparable size to the Company. Such duties and responsibilities shall include the duties and responsibilities previously discharged by the Executive as an employee of HFID as well as any duties and responsibilities as are from time to time assigned to the Executive by the Board of Directors of the Company (the "Board"). The Executive agrees to devote all of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's employees. The Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company.

                    2. Term of Agreement. Subject to Section 7 hereof, the term of this Agreement (the "Term") shall commence on the effective date of the Merger, and shall expire on December 31, 2002 (the "Initial Term"); provided, however, that commencing on January 1, 2003, and on each January 1 thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than June 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term.

                    3.  Compensation.

                         (a)  Salary:  During the Employment
          Period, the Company shall pay to the Executive a base salary at an annual rate of $______, payable in accordance with the Company's regular payroll practices. All applicable withholding taxes shall be deducted from such base salary payments. The Executive's base salary shall be reviewed annually beginning on January 1, 1999, and shall be increased each year by an amount equal to no less than five percent (5%) of the previous year's base salary.

                         (b)  Incentive Bonus.  Unless his
          employment is earlier terminated other than pursuant to
          Section 7(f) hereof, during the Term the Executive will be eligible to receive a cash bonus (an "Annual Bonus") in respect of each full fiscal year of the Company. Such Annual Bonus, if any, shall be determined by the Board in its discretion. The Annual Bonus shall be paid in cash as soon as practicable, but in no event later than ninety
          (90) days, following the end of the relevant fiscal year.

                         (c)  Stock Options.  Simultaneously
          herewith, REFAC is granting to the Executive an option to purchase shares of the common stock, par value $.10 per share, of REFAC pursuant to the terms of a stock option agreement.

                    4. Benefits. During the Employment Period, the Executive shall be entitled to participate in such benefit plans and programs as are maintained by the Company from time to time, as such plans may be amended from time to time. The Company shall maintain disability insurance during the Employment Period for the Executive providing benefits in amounts and on terms no less favorable to the Executive than the disability insurance currently in effect for the Executive, provided that the monthly premium payments in respect of such disability insurance shall not exceed the amount REFAC pays as of the date hereof for such disability insurance.

                    5. Vacation. During the Employment Period, the Executive shall be entitled to paid vacation pursuant to the terms of the Company's vacation policy, which shall be consistent with the past practice of the Company. Such vacation shall be taken at such times as will interfere as little as possible with the performance of the Executive's duties hereunder.

                    6. Expenses. The Company will reimburse the Executive for reasonable and necessary business expenses of the Executive for travel, meals and similar items incurred during the Employment Period in connection with the performance of the Executive's duties, and which are consistent with such guidelines as the senior executive officers and/or the Board of Directors of the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon the presentation to the Company of appropriate vouchers or receipts.

                    7.  Termination; Severance Pay.

                         (a)  Notwithstanding any provision of this
          Agreement to the contrary, the employment of the Executive hereunder shall terminate on the first to occur of the following:

                              (i)  the date of the Executive's
               death;

                              (ii)  the date on which the Company
               shall give the Executive notice of termination on account of Disability (as defined below);

                              (iii)  the date on which the Company
               shall give the Executive notice of termination for Cause (as defined below);

                              (iv)  expiration of the Term; or

                              (v)  the date specified by the
               Company on the notice of termination which shall be delivered to the Executive for termination of employment for any reason other than the reasons set forth in (i) through (iv), above, which date shall be no later than ninety (90) days following the date of receipt of such notice of termination.

                         (b)  The Company shall have the right in
          its discretion to terminate the Executive's employment for "Disability," which shall be deemed the reason for such termination if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of one hundred twenty (120) consecutive days during the Term, or a period or periods aggregating more than one hundred twenty (120) days in any six (6) consecutive month period during the Term. The Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to reasonable requests which may be made by the Company from time to time.

                         (c)  For purposes of this Agreement:

                    (i) "Cause" shall mean the occurrence of any of the following, as reasonably determined by the Company:

                              (A)  the willful and continued
               failure, in the reasonable judgment of the Board, by the Executive to perform substantially his duties with the Company (other than any such failure resulting from his death or Disability) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which it is believed that the Executive has not substantially performed his duties;

                              (B)  the willful engaging by the
               Executive in conduct which in the reasonable opinion of the Board is materially and demonstrably injurious to the Company or any of its parents, subsidiaries or affiliates; or

                              (C)  the conviction of the Executive
               (or the entering by the Executive of a plea of guilty or nolo contenders) for any felony or any lesser crime which involved the Company or its property, or any of the Company's parents, subsidiaries or affiliates or any such entity's property.

          Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for Cause within the meaning of clause (A) or (B) without (x) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a notice of termination from the Board finding that, in the good faith opinion of the Board, clause (A) or (B) hereof may be invoked, and specifying the particulars thereof in detail.

                    (ii) "Good Reason" shall mean, without the Executive's express written consent, (A) the assignment to the Executive of any duties materially inconsistent with, or the diminution of, the Executive's position, titles, offices, duties, responsibilities and status with the Company; (B) the relocation of the Company's principal executive offices to a location more than 75 miles from the location of such offices on the date hereof or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business; or (C) the failure by the Company to pay to the Executive any portion of the Executive's current compensation within ten (10) business days of the date such compensation is due.

                         (d)  In the event the Executive's
          employment is terminated for any reason, the Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid base salary and accrued but unused vacation days, through the date of termination (such amount, the "Accrued Earnings"). In addition, during the sixty (60) day period following the effective date of termination of his employment other than by reason of his death, the Executive shall have the right in his discretion to purchase from the Company the policies of life insurance secured by the Company for a purchase price equal to their respective cash surrender values. The Company shall have no obligation to secure life insurance in addition to policies currently in effect with respect to
          the Executive.   Following the payment of the Accrued
          Earnings, except as provided in Sections 7(e) and 7(f) below, the Company shall have no further obligation to the Executive under this Agreement.

                         (e)  In the event the Executive's
          employment is terminated by reason of the Executive's death or Disability, the Executive (or his beneficiary, if applicable) shall be entitled to receive the Accrued Earnings and the Company shall continue to pay to the Executive (or his beneficiary, if applicable) the Executive's base salary as provided under Section 3(a) hereof (as such base salary may have been increased) for a period of ninety (90) days following the effective date of such termination of employment.

                         (f)  In the event the Executive's
          employment is terminated for any reason other than (i) by the Executive without Good Reason, (ii) by reason of the Executive's death, Disability or retirement or (iii) by the Company for Cause, the Executive (or his beneficiary, if applicable) shall be entitled to receive the Accrued Earnings and the Company shall pay to the Executive (or his beneficiary, if applicable) (x) a lump sum in cash equal to the Executive's base salary as provided under
          Section 3(a) hereof (as in effect on the effective date of such termination) that would otherwise have been payable during the remainder of the Term and (y) an Annual Bonus as provided under Section 3(b) hereof for the remainder of the Term (payable at such time or times as such Annual Bonus would have been paid to the Executive were he employed by the Company for the remainder of the Term). The amount payable under clause
          (y) above shall be equal to no less than fifty percent (50%) of the Annual Bonus earned by the Executive in respect of the last fiscal year completed prior to the effective date of termination. In addition, in the event of such termination of employment, the Company shall provide, except to the extent that the Executive shall receive similar benefits from a subsequent employer, life, health, disability and similar benefits (other than stock options which are not exercisable at the time such notice is given) to which the Executive would have been entitled for the remainder of the Term.

                         (g)  Notwithstanding any other provision
          of this Agreement, the termination for any reason of the Executive's employment or his service on the Board shall not affect REFAC's obligations with respect to the Contingent Payment (as defined in the Merger Agreement).

                    8. Return of Company Property;Incorporation of Certain Provisions of Merger Agreement.

                    (a)  The Executive agrees that following the
          termination of his employment for any reason, he shall return all property of REFAC, the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by the Company to the Executive.

                    (b)  The confidentiality and non-competition
          covenants set forth in Section 6.9 of the Merger Agreement, which are therein applicable to each of the principal stockholders of HFID, are incorporated herein by reference thereto. The Executive hereby agrees to be bound by such confidentiality and non-competition covenants to the same extent and for the same periods of time as are each of the principal stockholders of HFID.

                    9.  Survival of Executive Covenants.  The
          provisions set forth in Section 8 hereof shall remain in full force and effect after the termination of the Executive's employment, notwithstanding the expiration of the Term or termination of the Employment Period.

                    10.  Entire Agreement.  This Agreement sets
          forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified without either the prior written consent of REFAC or the unanimous written consent of the Board. Any such change or modification must be set forth in a written agreement, signed by the parties hereto.

                    11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrators, in their discretion, may direct that the successful party in any such arbitration shall be entitled to be reimbursed by the other party for reasonable attorneys' fees and expenses incurred in connection with such dispute or controversy.

                    12.  Waiver.  The failure of either party to
          this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.
          Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

                    13.  Successors and Assignability.  This
          Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and his heirs, executors or administrators, and to bind and inure to the benefit of and be enforceable by the Company and its successors and assigns. This Agreement shall not be assignable by the Executive. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business.

                    14. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

                    15. Notices. Any notice given hereunder shall be in writing and shall be deemed to have been given when sent by facsimile, delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

                    If to the Company:  REFAC Technology
                                          Development Corporation
                                        122 East 42nd Street
                                        New York, New York 10168
                                        Attn: Robert L. Tuchman

                    If to the Executive:     [                    ]
                                        [                         ]
                                        [                         ]
                                        [                         ]

          or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

                    16.  Governing Law.  This Agreement shall be
          governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

                    17.  Descriptive Headings.  The paragraph
          headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                    18.  Counterparts.  This Agreement may be
          executed in one or more counterparts, which, together, shall constitute one and the same agreement.


                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                        HUMAN FACTORS INDUSTRIAL
                                          DESIGN, INC.

                                        By:________________________
                                        Title:

                                        [EXECUTIVE]

                                         ___________________________





                                                               EXHIBIT D


                   REFAC TECHNOLOGY DEVELOPMENT CORPORATION

                            STOCK OPTION AGREEMENT


                         STOCK OPTION AGREEMENT, entered into as of
               November 25, 1997, between REFAC Technology Development Corporation, a Delaware Corporation ("REFAC"), and
               __________ (the "Optionee"), an employee of Human Factors Industrial Design, Inc. ("HFID").

                         WHEREAS, REFAC and HFID have entered into that
               certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 25, 1997, by and among REFAC, HFID Acquisition Corporation ("New HFID"), HFID and the Principal Stockholders (as defined in the Merger Agreement) of HFID, pursuant to which New HFID will be merged with and into HFID (the "Merger"), and, as a result of which Merger, HFID shall operate as a subsidiary of REFAC;

                         WHEREAS, in connection with the Merger, the
               Optionee has entered into that certain Employment
               Agreement, dated as of  November 25, 1997 (the
               "Employment Agreement"), pursuant to which the Optionee is entitled to receive the stock option evidenced hereby;

                         WHEREAS, the Board of Directors of REFAC has
               determined that it is in its and its stockholders' best interests to grant to the Optionee an option to purchase shares of REFAC's common stock, par value $.10 per share ("Stock") in the amount and on the terms and conditions set forth herein; and

                         WHEREAS, the Board of Directors of REFAC has
               determined that it is in its and its stockholders' best interests that the Option granted hereby shall not be subject to the terms and provisions of REFAC's 1990 Stock Option and Incentive Plan.

                         NOW, THEREFORE, in consideration of the mutual
               covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:

                         Section 1. GRANT OF OPTION. The Optionee is hereby granted an option (the "Option") to purchase an aggregate of ____ shares of Stock, subject to adjustment as provided in Section 3 hereof, on the terms and conditions herein set forth.

                         Section 2. EXERCISE PRICE. The exercise price per share of the Stock subject to the Option shall be equal to 100 percent of the Fair Market Value of such stock on the date of grant, as determined pursuant to
               Section 5(c).

                         Section 3.  EFFECT OF CERTAIN CHANGES.  If
               there is any change in the Stock through the declaration of extraordinary dividends, stock dividends, recapitalization, stock splits, or combinations or exchanges of such shares, or other similar transactions, the number of shares of Stock subject to the Option and the exercise price per share of the Option shall be proportionately adjusted by the committee (the "Committee") established by the Board of Directors of REFAC to administer REFAC's executive incentive programs to reflect such change in the issued shares of Stock.

                         Section 4. TERM AND EXERCISABILITY OF OPTION.

                         (a)  Term of Option.  Unless the Option is
               previously cancelled pursuant to this Agreement, the term of the Option and of this Agreement shall commence on the date hereof (the "Date of Grant") and terminate on the tenth anniversary of the Date of Grant (such tenth anniversary, the "Expiration Date"). Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

                         (b)  Exercisability of Option.  The Option
               shall be exercisable as to twenty-five percent (25%) of the aggregate number of shares covered hereby on the Date of Grant. Subject to Section 7 hereof, the Option will become exercisable in cumulative fashion as to an additional twenty-five percent (25%) of the aggregate number of shares of Stock covered hereby on each of the first three (3) anniversaries of the Date of Grant. Subject to Section 7 hereof, the right of the Optionee to purchase shares with respect to which this Option has become exercisable as herein provided may be exercised in whole or in part at any time or from time to time, prior to the tenth anniversary of the Date of Grant.

                         Section 5.  PAYMENT OF PURCHASE PRICE;
               WITHHOLDING TAXES.

                         (a) Payment of Purchase Price. Payment of the exercise price for any shares of Stock being purchased hereunder (the "Purchase Price") must be made in cash, by certified or bank check or by delivering to REFAC previously acquired shares of Stock (none of which shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any natures whatsoever). If the Optionee pays by delivering shares of Stock, the Optionee must include with the notice of exercise the certificates for such shares, duly endorsed for transfer. REFAC will value the shares of Stock delivered by the Optionee at their Fair Market Value (as defined below) on the date of receipt and, if the value of such shares exceeds the Purchase Price, will return to the Optionee cash in an amount equal to the value, so determined, of any fractional portion of a share of Stock exceeding the Purchase Price and will issue a certificate for any whole shares of Stock exceeding the Purchase Price.

                         (b)  Withholding Taxes.  At the time the
               Optionee gives notice of exercise of the Option, the Optionee shall include with such notice payment in cash or by certified or bank check in an amount equal to all Federal, state, local, employment or other withholding taxes due, if any, at the time of exercise of the Option or shall give other assurance to REFAC satisfactory to the Committee of the payment of such withholding taxes.

                         (c) Fair Market Value. For purposes of this Agreement, the "Fair Market Value" of the Stock as of a particular date shall be (i) the closing sales price of the Stock on a national securities exchange for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the Stock is then traded on an over-the-counter market, the average of the closing bid and asked prices for the Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the Stock is not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine.

                         Section 6.  TRANSFER OF SHARES.

                         (a) REFAC shall deliver certificates for the shares of Stock purchased hereunder as soon as practicable after receiving the payments required under
               Section 5 hereof and all other documents as may be required by law or the terms hereof.

                         (b)  The sale and delivery of any shares
               purchased hereunder are subject to approval of any governmental agency which may, in the opinion of counsel to REFAC, be required in connection with the authorization, issuance or sale of Stock. REFAC shall use its best efforts to obtain any such approval. No shares of Stock shall be issued under the Option prior to compliance with such requirements and with REFAC's listing agreement with the American Stock Exchange (or other exchange upon which the Stock may then be listed). The Committee may impose such restrictions on any shares of Stock acquired pursuant to the exercise of the Option as is required by applicable Federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares.

                         Section 7.  TERMINATION OF EMPLOYMENT.

                         (a) Except as provided in this Section 7, the Option may not be exercised after the Optionee has ceased to be employed by HFID.

                         (b) If the Optionee's employment with HFID is terminated by HFID for Cause (as defined in the Employment Agreement), the Option shall be cancelled as of the date of such termination of employment.

                         (c) If the Optionee's employment with HFID is terminated (i) by reason of the Optionee's death (A) during the term of the Employment Agreement or (B) within ninety (90) days following the effective date of termination of the Optionee's employment with HFID for any reason other than for Cause or (ii) by reason of the Optionee's Disability (as defined in the Employment Agreement) or retirement, the Option shall be exercisable by the Optionee (or his beneficiary, if appropriate), to the extent exercisable on the effective date of such termination of employment for a period of one (1) year following the effective date of such termination of employment.

                         (d) If the Optionee's employment with HFID is terminated for any reason other than for Cause (as defined in the Employment Agreement) or by reason of the optionee's death, Disability (as defined in the Employment Agreement) or retirement, the Optionee shall have the right to exercise the Option, to the extent exercisable on the effective date of such termination of employment, for a period of ninety (90) days following the effective date of such termination of employment.

                         (e) Notwithstanding anything to the contrary in this Section 7, the Option shall not be exercisable later than the Expiration Date.

                         Section 8.  RIGHTS OF OPTIONEE.

                         (a) The Optionee shall have none of the rights of a stockholder with respect to the shares covered by the Option until the shares are issued or transferred to such Optionee pursuant to Section 6 hereof.

                         (b)  The Option shall not interfere with or
               limit in any way the right of HFID to terminate the Optionee's employment at any time, nor confer upon the Optionee any right to continue in the employ of HFID.

                         Section 9. NONTRANSFERABILITY OF OPTION. The Option shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by him or his legal representative.

                         Section 10.  NOTIFICATION.

                         (a) The Option shall be exercised by written notification of exercise substantially in the form of Exhibit A hereto and delivered to the Secretary of REFAC in accordance with subsection (b) of this Section 10. Such notification shall specify the number of shares of Stock to be purchased and the manner in which payment is to be made.

                         (b)  Any notification required or permitted
               hereunder shall be in writing and must be given by personal delivery or by certified mail, return receipt requested, addressed, if to REFAC or the Committee, to REFAC, at 122 East 42nd Street, New York, New York
               10168, or to the Optionee at the address set forth below, as the case may be, and deposited, postage prepaid, in the United States mail; provided, however, that a notification of exercise pursuant to subsection (a) of this Section 10 shall be effective only upon receipt by REFAC of such notification and all necessary documentation, including full payment for the Shares. Either party may, by notification to the other given in the manner aforesaid, change the address for future notices.

                         Section 11. CANCELLATION AND REISSUANCE. The Committee shall have the authority to provide for the cancellation of the Option and the reissuance of a replacement Option upon such terms as the Committee, in its sole discretion, deems appropriate, provided that such terms shall not adversely affect the Optionee in any material way.

                         Section  12.  RESERVATION OF SHARES.  REFAC
               agrees that, until the exercise or expiration of the Option, at all times there shall be reserved for issuance and/or delivery upon exercise of this Option such number of shares of Stock as shall be required for issuance and delivery upon exercise of the Option.

                         Section 13.  GOVERNING LAW; INTERPRETATION.

                         (a)  This Agreement shall be governed by and
               construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law principles.

                         (b) The Committee shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its determination and decisions shall be final, conclusive and binding upon the Optionee and his legal representative in respect of any questions arising under this Agreement.

                         Section 14.  MISCELLANEOUS.

                         (a) This Agreement shall bind and inure to the benefit of REFAC, its successors and assigns, and the Optionee and his personal representatives and assigns.

                         (b)  The failure of REFAC to enforce at any
               time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

                         (c) Amendment. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

                         IN WITNESS WHEREOF, REFAC has caused this
               Agreement to be duly executed by its officer thereunder duly authorized and the Optionee has hereunto set his hand, all as of the day and year set forth above.


                                        REFAC TECHNOLOGY DEVELOPMENT
                                          CORPORATION



                                        By_________________________________

                                        Name:
                                        Title:


               ACCEPTED:


               ___________________________
               Optionee               Date

               Address:

               ___________________________

               ___________________________

               ___________________________







                                                         EXHIBIT E

                                   GUARANTY

                    This GUARANTY ("Guaranty") is made as of
          November 25, 1997 by REFAC Technology Development
          Corporation, a Delaware corporation (the "Guarantor"), in
          favor of      ___________ (the "Employee").

                    WHEREAS, the Guarantor has entered into an Agreement and Plan of Merger, dated as of November __, 1997 (the "Merger Agreement"), by and among the Guarantor, the Employee, HFID Acquisition Corporation, a New York corporation and Human Factors Industrial Design, Inc., a New York corporation (the "Employer"), and certain other principal stockholders of the Employer;

                    WHEREAS, pursuant to the Merger Agreement, the Employer will become a wholly owned subsidiary of the Guarantor;

                    WHEREAS, the Employee will enter into an employment agreement (the "Employment Agreement") with the Employer, dated as of November __, 1997, with an initial term (the "Initial Term") that expires on December 31, 2002;

                    NOW, THEREFORE, for good and valuable
          consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

                    1.   The recitals set forth above are
          incorporated herein by reference.

                    2. In order to induce the Employee to enter into the Merger Agreement and the Employment Agreement, the Guarantor hereby unilaterally, unconditionally and irrevocably guarantees to the Employee the full and timely performance by the Employer of all obligations under the Employment Agreement, including any amendments thereto, as follows: If any payment is overdue by more than 10 business days under any Employment Agreement, the Guarantor will, upon the written notice of the Employee, pay any such sums to the Employee or any third party beneficiary designated by the Employee within five business days of receiving such notice. The guaranties set forth herein shall remain in full force and effect until the full and complete satisfaction, payment, performance and discharge of all obligations under the Employment Agreement.

                    3.  The Guarantor hereby makes all of the
          representations, warranties, covenants and agreements made by the Employer in the Employment Agreements and in any certificate, instrument or other document ("Ancillary Documents") delivered by the Employer pursuant to or in connection with the Employment Agreement, as though the word "Refac Technology Development Corporation" had been substituted for the word the "Company" throughout the Employment Agreement.

                    4. The obligations of the Guarantor hereunder are limited to obligations during the Initial Term of the Employment Agreement as defined therein.

                    5.   This Agreement shall be binding on and
          inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives and successors, but shall not be assigned by any of them.

                    6.   This Agreement may not be modified or
          amended except by a written agreement duly executed by the Guarantor and the Employee.

                    7.   This Agreement shall be governed by and
          construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                    8. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrators, in their discretion, may direct that the successful party in any such arbitration shall be entitled to be reimbursed by the other party for reasonable attorneys' fees and expenses incurred in connection with such dispute or controversy.

                    9. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                    10. The failure of any Employee at any time to require performance of the Guarantor of any of its obligations hereunder shall not constitute a waiver of the rights of such Employee to require performance at a later time. No modification of or waiver or consent under this Agreement shall be of any effect unless made or given by means of a written instrument which identifies this Agreement specifically and which specifically states that it amends this Agreement and which is signed by the Employee.

                    11.  The liability of the Guarantor shall be
          direct and immediate and not conditional or contingent upon the pursuance by the Employee of whatever remedies he may have at law or in equity, against the Employer. The Guarantor hereby waives presentment, demand for payment, protest and notice of protest.

                    12. The Guarantor warrants that this Guaranty is fully enforceable in accordance with its terms and that it has been fully authorized.

                    13. This Agreement and the obligations of the Guarantor hereunder shall not be affected in any manner by (i) any modification of the terms of the Employment Agreement or the creation of additional obligations under the Employment Agreement agreed to by the Guarantor.

                    14. In the event any one or more provisions of this Guaranty shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Guaranty shall not in any way be affected or impaired thereby.


                    15.  IN WITNESS WHEREOF, the parties have
          caused this instrument to be duly executed on the date first above written.

                                   REFAC Technology
                                   Development Corporation

                                   By: __________________________
                                       Name:
                                       Title: